Table of Contents

Preliminary Offering Circular dated March 21, 2019

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Advance Green Energy, Inc.

523 US Highway 41 South

Inverness, Florida 34450

Telephone: 352-765-3850/Fax: 352-765-3851

www.advancegreenenergy.us

$50,000,000

200,000,000 SHARES OF CLASS A COMMON STOCK

This is the public offering of securities of Advance Green Energy, Inc., a Florida corporation. We are offering 200,000,000 shares of our Class A Common Stock, par value $0.0001 ("Common Stock"), at an offering price of $0.25 per share (the "Offered Shares") by the Company. This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the "Termination Date"). The minimum purchase requirement per investor is 4,000 Offered Shares ($1,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 5 of this Offering Circular.

	Price to public	Underwriting discount and commissions	Proceeds to issuer
Per share/unit:	$0.25	$0.00	$0.25
Total:	$50,000,000	$0.00	$50,000,000

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering.”
(2)	This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”
(3)	We are offering these securities without an underwriter.
(4)	Excludes estimated total offering expenses. Such expenses, will be approximately $4,000,000 assuming the maximum offering amount is sold.

THIS OFFERING INVOLVES HIGH RISKS. INVESTORS ARE DIRECTED TO THE RISK FACTORS SECTION STARTING ON PAGE 5.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

The Offering will commence after the Offering is qualified by the U.S. Securities and Exchange Commission.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is March 21, 2019.

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Our Board of Directors used its business judgment in setting a value of $0.25 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

We have a dual class structure for our Common Stock consisting of Class A and Class B Common Stock. Holders of the Class B Common Stock are entitled to elect a majority of the board of directors and the holders of the Class A will elect the remainder of the directors. See “Description of Securities” and “Risk Factors – We have two classes of Common Stock.” This offering is for Class A Common Stock.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

We are applying to have our Class A Common Stock traded in the OTCQB marketplace of OTC Markets Group.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to "Advance Green Energy", “AGE”, "we", the "Company", "our" and "us" refer to the activities of and the assets and liabilities of the business and operations of Advance Green Energy, Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "potential", "should", "will" and "would" or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	The speculative nature of the business we intend to develop;

•	Our reliance on suppliers and customers;

•	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern”;

•	Our ability to effectively execute our business plan;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to finance our businesses;

•	Our ability to promote our businesses;

•	Our ability to compete and succeed in highly competitive and evolving businesses;

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Company Information

The Company, sometimes referred to herein as "we," "us,” “our," and the "Company" and/or "Advance Green Energy" was incorporated on May 31, 2016 under the laws of the State of Florida, to engage in any lawful corporate undertaking. Our fiscal year-end date is December 31.

Advance Green Energy, Inc. offices are located at 523 US Highway 41 South, Inverness, Florida 34450. Our telephone number is 352-765-3850 and our Fax number is 352-765- 3851. Our website is located at www.avancegreenenergy.us, and our email address is info@advancegreenenergy.us.

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

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Trading Market

We are applying to have our Class A Common Stock traded in the OTCQB marketplace of OTC Markets Group.

Alternative Reporting Standard

When SEC registration is not required, companies must generally still make information publicly available pursuant to Federal securities laws, including Rule 10b-5 under the Exchange Act and pursuant Rule 144(c)(2) under the Securities Act. OTC Markets Group offers the Alternative Reporting Standard for companies who choose to make material information publicly available to investors.

OTCQB companies incorporated in the U.S. that do not report to the SEC, U.S. Banking Regulators or a Qualified Foreign Exchange can follow the Alternative Reporting Standard. These companies provide disclosure pursuant to the Alternative Reporting Standard Disclosure Guidelines for OTCQX and OTCQB. This disclosure is available for investors on otcmarkets.com.

OTCQB companies are subject to OTCQB Standards. Companies provide current and potential investors with a set of "material" information to help investors make a sound investment decision. This company disclosure enables an investor to understand the company's business operations and prospects.

Pink companies that do not report to the SEC, U.S. Banking Regulators or a Qualified Foreign Exchange may publish disclosure in accordance with the OTC Pink Basic Disclosure Guidelines. These requirements are designed to give an investor the basic information a broker-dealer must maintain under Exchange Act Rule 15c2-11 in order to initiate a quote in a security on the Pink markets. The Alternative Reporting Standard is available both to U.S. and to international Pink companies.

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THE OFFERING

Issuer:	Advance Green Energy, Inc.

Securities offered:	A maximum of 200,000,000 shares of our Class A Common Stock, par value $0.0001 (the “Common Stock”) at an offering price of $0.25 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering

1,390,110,900 issued and outstanding as of September 30, 2018. These shares consist of 1,040,110,900 shares of Class A Common Stock and 350,000,000 shares of Class B Common Stock. See “Description of Securities” for a description of Class A and Class B Common Stock.

Number of shares of Common Stock to be outstanding after the offering

1,590,110,900 shares, if the maximum amount of Offered Shares are sold. These shares will consist of 1,240,110,900 shares of Class A Common Stock and 350,000,000 shares of Class B Common Stock. See “Description of Securities” for a description of Class A and Class B Common Stock.

Price per share:	$0.25

Maximum offering amount:	200,000,000 shares of Class A Common Stock at $0.25 per share, or $50,000,000 (See “Distribution.”)

Trading Market:	We are applying to have our Class A Common Stock traded in the OTCQB marketplace of OTC Markets Group.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $46,000,000. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Class A Common Stock involves a high degree of risk, including: Immediate and substantial dilution.

.	Limited operational history in an emerging industry. See “Risk Factors.”

Limited operational history in an emerging industry. See “Risk Factors.”

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RISK FACTORS

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

The price of our Class A Common Stock may be volatile.

If we are able to get a trading market for our Class A Common Stock, the trading price of our Class A Common Stock is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to our business; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of Class A Common Stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for developing companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

Certain provisions of our Articles of Incorporation may affect us and make it more difficult to acquire us.

Certain provisions of our Articles of Incorporation and By-Laws may make it more difficult and time consuming to acquire us. This may reduce our vulnerability to an unsolicited proposal for our takeover. These provisions are outlined below. See “Company Securities -- Certain Provisions.” Our Articles also contain restrictions regarding certain mergers, consolidations, asset sales and other “Business Combinations.” “Business Combinations” are defined in the Articles of Incorporation. The above provisions could have the effect of depriving shareholders of any opportunity to sell their shares at a premium over any prevailing market price because takeovers frequently involve purchases of stock directly from shareholders at such a premium price. Further, to the extent these provisions make it less likely that a takeover attempt opposed by our incumbent board of directors and management will succeed; the effect could be to assist the board of directors and management in retaining their existing positions. In addition, our Articles also provide that the provisions outlined herein cannot be amended, altered, repealed, or replaced without a “super-majority” vote or the approval of a Majority of Continuing Directors. See “Company Securities.”

Among other provisions that might make it more difficult to acquire us, we have adopted the following:

Staggered Board. Our Board of Directors has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class’s term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders’ ability to change control of the Company even if a change in control were in the stockholders’ interest. See “Company Securities.”

Preferred Stock. Our charter authorizes the Board of Directors to issue up to 1,000,000,000 shares of Preferred Stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any shares issued. The power to issue Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders’ interest. See “Company Securities.”

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We have two classes of Common Stock.

We have a dual class structure for our Common Stock consisting of Class A and Class B Common Stock. Holders of the Class B Common Stock are entitled to elect a majority of the board of directors and the holders of the Class A will elect the remainder of the directors. Investors in this offering will be purchasing Class A Common Stock. Our control shareholders own all of the Class B Common Stock and thus will have the right to elect a majority of the board of directors. See “Description of Securities – The Common Stock.”

Doubts about our ability to continue as a going concern

The Company had a net loss of $505,670 and net cash used in operating activities of $101,849 for the nine-month period ending September 30, 2018. The Company has a working capital deficit of $41,561and an accumulated deficit of $1,541,036 at September 30, 2018. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is an early stage enterprise and has not commenced planned principal operations. The Company had no revenues to date and minimal capitalization. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s Class A Common Stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights. Please see Financial Statements – Note 2. Going Concern for further information.

Risks Relating to Our Financial Condition

Our management has a limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although management of Advance Green Energy, Inc. has experience in operating small companies, current management has not had to manage expansion while being a public company. Many investors may treat us as an early-stage company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

•	risks that we may not have sufficient capital to achieve our growth strategy;

•	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

•	risks that our growth strategy may not be successful; and

•	risks that fluctuations in our operating results will be significant relative to our revenues.

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These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations.

As we have little or no operational history and have yet to generate revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in transforming industries. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change, or that potential customers will utilize our services.

As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our growth rate or realize sufficient revenue to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to update our technology, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our Class A Common Stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management, specifically Mr. Peter M. Barbee and Mr. Bradley Dye. As of March 1, 2018, we have Employment Agreements in place with Mr. Barbee and Mr. Dye. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•	Establish definitive business strategies, goals and objectives;

•	Maintain a system of management controls; and

•	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

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Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of offering energy and alternative energy solutions. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established energy and alternative energy companies. Compared to our business, our competitors may much greater financial and other resources, have been in business longer, have greater name recognition and be better established in our markets.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $150,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock and Offering

If we are able to develop a market for our Class A Common Stock, our Class A Common Stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

If we are able to develop a market for our Class A Common Stock, it may be thinly traded on the OTC Market, meaning that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non- existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the Class A Common Stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your Class A Common Shares at or above your purchase price, which may result in substantial losses to you.

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The market for our shares of Class A Common Stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares may be sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our Class A Common Stock may be volatile and adversely affected by several factors.

The market price of our Class A Common Stock could fluctuate significantly in response to various factors and events, including, but not limited to:

•	our ability to market our products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	our issuance of additional securities, including debt or equity or a combination thereof;

•	announcements of technological innovations or new products by us or our competitors;

•	loss of any strategic relationship;

•	industry developments, including, without limitation, changes in healthcare policies or practices;

•	economic and other external factors;

•	period-to-period fluctuations in our financial results; and

•	whether an active trading market in our Class A Common Stock develops and is maintained.

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In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Class A Common Stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

We will be subject to the Alternative Reporting Standard

When SEC registration is not required, companies must generally still make information publicly available pursuant to Federal securities laws, including Rule 10b-5 under the Exchange Act and pursuant Rule 144(c)(2) under the Securities Act. OTC Markets Group offers the Alternative Reporting Standard for companies who choose to make material information publicly available to investors.

OTCQB companies incorporated in the U.S. that do not report to the SEC, U.S. Banking Regulators or a Qualified Foreign Exchange can follow the Alternative Reporting Standard. These companies provide disclosure pursuant to the Alternative Reporting Standard Disclosure Guidelines for OTCQX and OTCQB. This disclosure is available for investors on otcmarkets.com.

OTCQB companies are subject to OTCQB Standards. Companies provide current and potential investors with a set of "material" information to help investors make a sound investment decision. This company disclosure enables an investor to understand the company's business operations and prospects.

Pink companies that do not report to the SEC, U.S. Banking Regulators or a Qualified Foreign Exchange may publish disclosure in accordance with the OTC Pink Basic Disclosure Guidelines. These requirements are designed to give an investor the basic information a broker-dealer must maintain under Exchange Act Rule 15c2-11 in order to initiate a quote in a security on the Pink markets. The Alternative Reporting Standard is available both to U.S. and to international Pink companies.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our Class A Common Stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Class A Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Class A Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our Class A Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 20,000,000,000 shares of common stock. We have issued and outstanding, as of the September 30, 2018, 1,390,110,900 shares of common stock. In addition, we are entitled under our Articles of Incorporation to issue up to 1,000,000,000 “blank check” preferred stock, none of which is presently issued or outstanding. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

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We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Class A Common Stock will be deemed a “penny stock,” which will make it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Class A Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock. Although the Company currently plans to file either a Form 10 or S-1 with the Commission upon the conclusion of the Regulation A offering, there can be no guarantee that the Company will be able to fulfill one of these registration statements, which could have an adverse effect on our shareholders.

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Securities analysts may elect not to report on our Class A Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Class A Common Stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Class A Common Stock. If securities analysts do not cover our Class A Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our Class A Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Class A Common Stock.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Class A Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Class A Common Stock less attractive because we may rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control Advance Green Energy, Inc., it is not likely that you will be able to elect directors or have any say in the policies of Advance Green Energy, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Advance Green Energy, Inc. beneficially own approximately a majority of our outstanding Class A Common Stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our Class A Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

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Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future. We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our Class A Common Stock in the foreseeable future.

Risks Relating to Our Company and Industry

The following risks relate to our proposed business and the effects upon us assuming we obtain financing in a sufficient amount.

Intellectual property rights claims may adversely affect an investment in us.

We are not aware of any intellectual property claims that may prevent us from operating; however, third parties may assert intellectual property claims relating to our technology. Regardless of the merit of an intellectual property or other legal action, any legal expenses to defend or payments to settle such claims would be extremely expensive and be borne by us. Additionally, a meritorious intellectual property claim could prevent us from operating and force us to liquidate. As a result, an intellectual property claim against us could adversely affect an investment in us.

If projected sales and revenues do not materialize as planned, we will require additional financing to continue operations.

We believe we will have sufficient funds available to provide resources for our operations through at least the next few months. However, failure to achieve significant, sustained sales and revenues by the end of this period will require us to obtain additional financing. Our budget for the next twelve months emphasizes continued field and laboratory testing and customer support marketing of our products. In addition, unexpected changes may occur in our current operations that could exhaust available cash resources sooner than anticipated. If anticipated product sales do not materialize, or are significantly less than anticipated, we may need to raise additional funds to continue operations. If this future financing is not available, our business may fail. We currently have no other firm commitments from third parties to provide any additional financing. Consequently, we cannot assure investors that additional financing, if necessary, will be available to us on acceptable terms, or at all.

Our results of operations, financial condition and business outlook are highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies.

Our results are substantially dependent on many different commodity prices, especially prices for coal and energy. As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods where declining prices of oil and natural gas make our product uneconomic.

Coal is a commodity whose price is determined based on the price of other forms of energy, world demand, supply, and other factors, all of which are beyond our control. World prices for coal have fluctuated widely. We expect that prices will continue to fluctuate in the future. Price fluctuations will have a significant impact upon our revenue and on our general financial condition. Price fluctuations for other sources of energy, such as oil and natural gas may also affect our markets, and our ability to raise investor capital.

Our products generally facilitate the use of fossil fuels, such as coal, diesel fuel, and bunker fuel, the use of which is declining.

Our products generally are additives which increase the efficiency of combustion and gasification of fossil fuels, such as coal, diesel fuel, and bunker fuel. These fossil fuels contribute to pollution and global warming and are the subject of increasing regulation. These fossil fuels are being gradually replaced by renewable energy such as solar energy, wind energy and other forms of alternative energy. This will tend to reduce our target markets.

We may depend on third parties for the distribution of our products outside North America and they may experience the same delays, customer acceptance problems or other product commercialization issues we have experienced, which would negatively impact our commercialization efforts in these regions.

We will enter into distribution and sales agency agreements with certain third parties to help us achieve rapid customer trials and acceptance of our products, and to oversee certain elements of our field-testing program. If these third parties elect to discontinue their efforts, we may not be able to commercialize our products in a timely manner, or to commercialize them at all.

We are not able to control the amount of time and effort these third parties put forth on our behalf. It is possible that any of these third parties may not perform as expected, may not achieve the contractual milestones and may breach or terminate their agreements with us before completing their work. Any failure of a third party to provide the services for which we have contracted could prevent or significantly delay us from commercializing our products.

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As we currently purchase all of our product supply requirements from outside sources and have no in-house product manufacturing capability, any business complications arising with either our suppliers or with our suppliers relationship could create adverse consequences with our product supply chain.

We currently contract with outside specialty chemical manufacturing companies for the production and supply of 100% of our product needs. We have no in-house product manufacturing capability and, therefore, are exposed to potential product supply disruptions caused by adverse business circumstances with our suppliers (for example, raw material shortages, plant breakdowns and other adverse circumstances affecting the supply of our products from suppliers). There can be no assurances that, in the event of a supply disruption, we would be able to quickly contract with another manufacturer for the continued supply of our products. We, therefore, could be without adequate supply of our products and could lose sales for an extended period of time as a result.

Products developed by our competitors could severely impact our product commercialization and customer acceptance efforts, thereby reducing the sales of our products and severely impacting our ability to meet our sales goals or to continue operations.

We face competition from companies who are developing and marketing products similar to those we are developing and marketing. The coal industry has spawned a large number of efforts to create technologies that help improve the performance of coal fired power plants and reduce harmful emissions. These companies have significantly greater marketing, financial and managerial resources than us. We cannot provide any assurance that our competitors will not succeed in developing and distributing products that will render our products obsolete or non-competitive. Such competition could potentially force us out of business.

Our current product is designed for use in coal fired power plants and the development of alternative designs and technology could severely reduce the market potential for our products.

Our current product is designed for, and marketed to, customers utilizing coal in power generation. Significant efforts now exist to develop alternatives to using coal for power generation, including solar and other forms of energy production. In addition, the regulatory environment is becoming increasingly restrictive with regard to the use of coal and the harmful emissions it may produce. If alternatives to coal fired power plants become commercially viable, it is possible that the potential market for our products could be reduced, if not eliminated.

We are conducting time consuming and expensive research and development activities with no assurances of success.

We are researching the use of our products in the natural gas industry to examine the extent to which our products may reduce emissions and enhance operations in this industry.

We are conducting further research on improving the optimum ways of applying the product to coal prior to shipment; refining the treatment of different grades of coal utilized in gasification and defining the overall increase in production of synthetic gas when our product is introduced in the gasifier; to define the increase in efficiency when our product is introduced into the combustion cycle of heavy fuel oils within the shipping and industrial segments, along with reduced emissions that have been mandated from the 2015 Paris Clean Air Summit; and, analyzing globally the results from treating dirty diesel fuels in countries where pollution is so bad, that our products alone could bring better health to citizens across the globe.

This research is expected to be time consuming and expensive. Any results in the laboratory must be verified to create the requirements and mandates to provide Treated Coal™ and Treated Fuel™ throughout the world. There is no assurance that our research and development efforts will be successful.

If we are unable to protect our technology and intellectual property from use by competitors, there is a risk that we will sustain losses, or that our business could fail.

Our success will depend, in part, on our ability to obtain and enforce intellectual property protection for our technology in both the United States and other countries. We may take steps to protect our intellectual property through patent applications in the United States Patent and Trademark Office and its international counterparts under the Patent Cooperation Treaty. We cannot provide any assurance that patents will be issued as a result of these applications or that, with respect to any patents, issued or pending, the claims allowed are, or will be, sufficiently broad enough to protect the key aspects of our technology, or that the patent laws will provide effective legal or injunctive remedies to stop any infringement of our patents. In addition, we cannot provide assurance that any patent rights owned by us will not be challenged, invalidated or circumvented, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. If we are forced to defend our patents in court, well-funded adversaries could use such actions as part of a strategy for depleting the resources of a small company such as ours. We cannot provide assurance that we will have sufficient resources to successfully prosecute our interests in any litigation that may be brought.

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Our technologies and products are not patented.

We currently do not have patents on our technologies or our products. Rather, we rely on trade secrets to protect our technology and our products. This presents the risk that the technology that we use could be reverse engineered or otherwise discovered. This discovery could bring competitors into our markets, place us at a competitive disadvantage or affect our ability to control the prices of our products.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a highly competitive environment. In addition, the competition in the market for products such as ours may intensify in the future as demands for greater pollution reduction are developed and legislated. There are numerous well-established companies and smaller entrepreneurial companies based in the United States with significant resources who are developing and marketing products and services that will compete with our products. In addition, many of our current and potential competitors have greater financial, operational and marketing resources. These resources may make it difficult for us to compete with them in the development and marketing of our products, which could harm our business.

Failure to meet customers’ expectations or deliver expected performance of our products could result in losses and negative publicity, which will harm our business.

If our products fail to perform in the manner expected by our customers, then our revenues may be delayed or lost due to adverse customer reaction, negative publicity about us and our products, which could adversely affect our ability to attract or retain customers. Furthermore, disappointed customers may initiate claims for substantial damages against us, regardless of our responsibility for such failure.

If we are unable to meet customer demand or comply with quality regulations, our sales will suffer.

We currently intend to obtain our products from outside suppliers. In order to achieve our business objectives, we may need to significantly expand our capabilities, and our suppliers' capabilities, to produce the quantities necessary to meet demand. We may encounter difficulties in scaling-up production of our products, including problems involving production capacity and yields, quality control and assurance, component supply and shortages of qualified personnel. Our success will depend in part upon our ability to manufacture our products in compliance with regulatory requirements. Our business will suffer if we do not succeed in manufacturing our products on a timely basis and with acceptable manufacturing costs while at the same time maintaining good quality control and complying with applicable regulatory requirements.

Because of the nature of our products, we may be subject to government approvals and regulations that reduce or prevent our ability to commercialize our products, increase our costs of operations and decrease our ability to generate income.

We are subject to United States and international laws and regulations regarding the products we sell. There is no single regulatory authority to which we must apply for certification or approval to sell our products in the United States, or outside its borders. Any changes in policy or regulations by regulatory agencies in countries in which we intend to do business may cause delays or rejections of our attempts to obtain necessary approvals for the sale of our products.

There can be no assurance that we will obtain regulatory approvals and certifications for our products in all of the markets we seek to conduct business. Even if we are granted such regulatory approvals and certifications, we may be subject to limitations imposed on the use of our products. In the future, we may be required to comply with certain restrictive regulations, or potential future regulations, rules, or directives that could adversely impact our ability to sell our products. We cannot guarantee that restrictive regulations will not, in the future, be imposed. Such potential regulatory conditions or compliance with such regulations may increase our cost of operations or decrease our ability to generate income.

If we lose any key personnel or are unable to attract qualified personnel and consultants, we may lose business prospects and sales, or be unable to otherwise fully operate our business.

We are dependent on the principal members of our management staff, the loss of any of whom could impair our product development and commercialization efforts underway. Furthermore, we depend on our ability to attract and retain additional qualified personnel to develop and manage our future business and markets. We may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits that may reduce the working capital available for our operations. We cannot provide assurance that we will be able to obtain qualified personnel on reasonable terms, or that we will be able to retain our existing management staff.

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We may have difficulties managing growth, which could lead to lost sales opportunities.

While we have not yet achieved any meaningful, sustained revenues through the sale of our products, should certain events occur, such as a large recurring order from a well- known company or endorsement of our products from a well-known commercial entity, sales may escalate rapidly. Rapid growth could strain our human and infrastructure resources, potentially leading to higher operating costs, lost sales opportunities, or both. Our ability to manage operations and control growth will be dependent upon our ability to improve our operational, financial and management controls, reporting systems and procedures, and to attract and retain adequate numbers of qualified employees. Should we be unable to successfully provide the resources needed to manage growth, product sales and customer satisfaction could suffer, and higher costs and losses could occur.

We may not be able to secure additional financing to meet our future capital needs.

We anticipate needing significant capital to manufacture product, carry adequate inventory levels and continue or further develop our existing products and introduce new products, increase awareness of our brand names and expand our operating and management infrastructure as we grow sales. We may use capital more rapidly than currently anticipated. Additionally, we may incur higher operating expenses and generate lower revenue than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs. We may be unable to secure additional debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

If we cannot build and maintain strong brand loyalty our business may suffer.

We believe that the importance of brand recognition will increase as more companies produce competing products. Development and awareness of our brands will depend largely on our ability to advertise and market successfully. If we are unsuccessful, our brands may not be able to gain widespread acceptance among consumers. Our failure to develop our brands sufficiently would have a material adverse effect on our business, results of operations and financial condition.

We are continually subject to the risk of new regulation, which could harm our business.

Each year a number of bills are introduced to Federal, State, and local governments, any one of which, if enacted, could impose conditions which could harm our business. This proposed legislation has included provisions such as a requirement that temporary employees receive equal pay and benefits as permanent employees, requirements regarding employee health care, and a requirement that our customers provide workers’ compensation insurance for our temporary employees. We actively oppose proposed legislation adverse to our business and inform policy makers of the social and economic benefits of our business. However, we cannot guarantee that any of this legislation will not be enacted, in which event demand for our service may suffer.

The cost of compliance with government laws and regulations is significant and could harm our operating results.

We incur significant costs to comply with complex federal, state, and local laws and regulations relating to employment, including occupational safety and health provisions, wage and hour requirements (including minimum wages), workers’ compensation unemployment insurance, and immigration. In addition, from time to time we are subject to audit by various state and governmental authorities to determine our compliance with a variety of these laws and regulations. We may, from time to time, incur fines and other losses or negative publicity with respect to any such allegations. If we incur additional costs to comply with these laws and regulations or as a result of fines or other losses and we are not able to increase the rates we charge our customers to fully cover any such increase, our margins and operating results may be harmed.

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Lack of diversification may increase our risk.

Larger companies have the ability to manage their risk through diversification. However, we lack diversification in the scope of our business. As a result, we could potentially be impacted more by factors affecting our industry than we would if our business were more diversified.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, require us to forfeit property rights and may affect the value of our assets or our ability to conduct our business. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. These could result in a material adverse effect on our prospects, business, financial condition and our results of operation.

Our affiliates may purchase Securities in this Offering.

Our affiliates reserve the right to purchase any Securities not subscribed for by the public. Purchases by affiliates, if any, will be held for investment purposes only, will be on terms identical to those applicable to the other investors.

You will experience dilution.

Assuming the sale of all Securities offered as Common Stock, you will experience an immediate and substantial dilution of $0.38 per share, or approximately 88.4%, in the net book value of the shares of Common Stock acquired by you in this Offering. See "Dilution."

You may experience dilution if we issue additional securities.

If we issue additional shares, you may find your holdings diluted, which if it occurs, means that you will own a smaller percentage of our company. Further, any issuance of additional securities to various persons or entities in lieu of cash payments will lead to further dilution.

There is no minimum offering.

We have elected to proceed with no minimum amount of funds raised in this offering. There is no escrow account. Consequently, we will proceed with whatever funds are available. All funds will be immediately available to the Company. There is no assurance that such funds will be sufficient to successfully operate. Risk will be proportionally increased. Further, the less funds that are raised, the greater the dilution that will be faced by the investors in this offering. See “Dilution.”

Statements Regarding Forward-looking Statements

This Disclosure Statement contains various "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "would," "could," “should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled "Risk Factors."

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USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $2,000,000) will be $46,000,000. We will use these net proceeds for:

If 25% of the Shares offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
			$1,000,000	Inventory
			$3,000,000	Marketing
			$500,000	Training for employees of power plants
			$4,250,000	Research and development
			$2,500,000	Coal preparation plant
			$250,000	Working capital
25.00%	$12,500,000	$1,000,000	$11,500,000

If 50% of the Shares offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
			$2,000,000	Inventory
			$6,000,000	Marketing
			$1,000,000	Training for employees of power plants
			$8,500,000	Research and development
			$5,000,000	Coal preparation plant
			$500,000	Working capital
50.00%	$25,000,000	$2,000,000	$23,000,000

If 75% of the Shared offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
			$3,000,000	Inventory
			$9,000,000	Marketing
			$1,500,000	Training for employees of power plants
			$12,750,000	Research and development
			$7,500,000	Coal preparation plant
			$750,000	Working capital
75.00%	$37,500,000	$3,000,000	$34,500,000

If 100% of the Shares offers are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
			$4,500,000	Inventory
			$12,500,000	Marketing
			$2,000,000	Training for power plant employees
			$15,500,000	Research and development
			$10,500,000	Coal preparation plant
			$1,000,000	Working capital
100.00%	$50,000,000	$4,000,000.00	$46,000,000.00

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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DILUTION

______

If you purchase shares in this offering, your ownership interest in our Class A Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Class A Common Stock after this offering.

Our historical net book value as of September 30, 2018 was $(12,346) or $(0.0000) per then-outstanding share of our Class A Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Class A Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $1,000,000, $2,000,000, $3,000,000 and $4,000,000, respectively):

Percentage of shares offered that are sold	100%	75%	50%	25%

Price to the public charged for each share in this offering	$0.25	$0.25	$0.25	$0.25

Historical net tangible book value per share as of September 30, 2018 (1)	$(0.0000)	$(0.0000)	$(0.0000)	$(0.0000)

Increase in net tangible book value per share attributable to new investors in this offering (2)	$0.0294	$0.0224	$0.0154	$0.0080

Net tangible book value per share, after this offering	$0.0289	$0.0224	$$0.0156	$0.0080

Dilution per share to new investors	$0.2211	$0.2276	$0.2346	$0.2320

(1)	Based on net book value as of September 30, 2018 of $(12,346) or $(0.0000) per then-outstanding share of our Class A Common Stock.

(2)	After deducting estimated offering expenses of $1,000,000, $2,000,000, $3,000,000 and $4,000,000, respectively.

The following table summarizes, on a pro forma basis as of September 30, 2018, the number of shares of Common Stock that would be issued, assuming the sale of all of the Common Stock offered, the total consideration paid and the average price per Common Share paid by the existing stockholders and by new investors purchasing Common Stock in the Offering, assuming sale of all 200,000,000 Shares of Common Stock.

	Existing shareholders		Investors if all of the offered shares are purchased	Total (1)
Shares purchased	1,390,110,900	(2)	200,000,000	1,590,110,900
Total consideration	1,528,690		50,000,000	51,528,690
Average price	$0.001		$0.25	$0.03

(1) Before deduction of estimated offering expenses.

(2) Consisting of 1,040,110.900 shares of Class A Common Stock and 350,000,000 shares of Class B Common Stock.

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DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The initial public offering price was determined by the board of directors. The principal factors considered in determining the initial public offering price include:

•	the information set forth in this Offering Circular and otherwise available;

•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this Offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by us.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

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(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code (i of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the "Investment Company Act"), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate if the Maximum Offering is reached or, if it is not reached, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Go to www.advancegreenenery.us, click on the "Invest Now" button and follow the procedures as described.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

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Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company's satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Advance Green Energy, Inc. was incorporated on May 31, 2016 and commenced operations immediately thereafter. We are still in the research, development and initial marketing stage of our business, aiming to develop and sell our products for reducing pollution from fossil fuels.

Recent Developments

Revenue

We generated no revenues during the period from May 31, 2016 (inception) through September 30, 2018.

Net loss

As a result of the foregoing, during the period from December 31, 2017 through September 30, 2018, we recorded a net loss of $137,868. The loss is mainly comprised of compensation, consulting and professional fees, and general and administrative expenses.

Liquidity and Capital Resources

As of September 30, 2018, the Company had cash on hand of $101,849. We may be required to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. We estimate that based on current plans and assumptions, that our cash will not be sufficient to satisfy our cash requirements under our present operating expectations, without further financing, for up to 12 months. In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowings and the sale of common stock. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of an equity financing.

Cash Flows

Operating Activities

From December 31, 2017 through September 30, 2018, we used $158,352 of cash in operating activities.

Financing Activities

From December 31, 2017 through September 30, 2018, financing activities provided $166,646. We received these proceeds from sales of Common Stock.

Critical Accounting Policies and Estimates

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

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Stock-Based Compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expenses related to the fair value of its employee stock and stock option awards. This standard requires that such transactions be accounted for using a fair-value-based method.

Plan of Operation for the Next 12 Months

The following describes our current intentions for our plan of operation for the next 12 months. As we are a company in the development stage and in the initial stage of marketing our products, there may be material changes over time in our plans depending on the results of our research and development and our commercialization and marketing efforts.

We intend to continue to market our products in the markets identified. We will use marketing partners identified under our existing memorandums of understanding (MOU). It is important to note that an MOU is not a binding contract and there is no assurance that the Company will experience revenues from any or all of the MOUs. We expect to sign other MOUs and we are currently negotiating an MOU for China and one for Mexico. Assuming the maximum amount of this Offering is raised, we expect to spend up to $12.5 million on marketing efforts.

Research and development will be a major endeavor over the next 12 months. We will continue the research on coal gasification at University of Kentucky. We will continue testing our products so that we may have test results to support our marketing efforts. We may attempt to arrange a full-scale test of our products at an existing coal-fired power plant. We will also continue research and development of FUTT-14™ to assist with coal gasification. If the maximum amount of this Offering is raised, we may spend up to $16.5 million.

We are researching the use of our products in the natural gas industry to examine the extent to which our products may reduce emissions and enhance operations in this industry.

We are conducting further research on improving the optimum ways of applying the product to coal prior to shipment; refining the treatment of different grades of coal utilized in gasification and defining the overall increase in production of synthetic gas when our product is introduced in the gasifier; to define the increase in efficiency when our product is introduced into the combustion cycle of heavy fuel oils within the shipping and industrial segments, along with reduced emissions that have been mandated from the 2015 Paris Clean Air Summit; and, analyzing globally the results from treating dirty diesel fuels in countries where pollution is so bad, that our products alone could bring better health to citizens across the globe.

This research is expected to be time consuming and expensive. Any results in the laboratory must be verified to create the requirements and mandates to provide Treated Coal™ and Treated Fuel™ throughout the world. There is no assurance that our research and development efforts will be successful.

Over the next 12 months, we intend on recovering gob coal, treating it to create TreatedCoal™ and marketing this TreatedCoal™ to coal buyers. If the maximum amount of this Offering is raised, we may spend up to $4.5 million on creating TreatedCoal™ for sale.

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BUSINESS

Advance Green Energy, Inc.

The Company, sometimes referred to herein as "we," "us,” “our," and the "Company" and/or "Advance Green Energy" was incorporated on May 31, 2016 under the laws of the State of Florida, to engage in any lawful corporate undertaking. Our fiscal year-end date is December 31. We are in the research, development, and initial marketing stage of selling our products for reducing pollution from fossil fuels.

Advance Green Energy, Inc. offices are located at 523 US Highway 41 South, Inverness, Florida 34450. Our telephone number is 352-765-3850 and our Fax number is 352-765- 3851. Our website is located at www.avancegreenenergy.us, and our email address is info@advancegreenenergy.us.

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

Our Business

Advance Green Energy is an alternative-energy integration technology company, which will offer four unique fossil fuel additives, enabling you to use less fuel and the cheapest grade of fuel, while making it a cleaner burning fuel. AGE will also provide packaged modular power systems, advice and guidance to build power plants up to 100 megawatts, services and products to commercial, industrial, government and utility customers worldwide.

AGE will offer the revolutionary FUTT™ (Fuels Using Tomorrow’s Technology) products, four nanotechnologies that improve the efficiency of coal gasification, diesel fuel, bunker fuel, and HFO while reducing emission levels and providing an environmentally safe and usable product.

We have not attained the commercialization stage for marketing, selling, and distributing our products.

Our Strategic Position

We believe our strategic position as a low-cost, easy to implement solution for fossil fuel pollution is based on several factors:

▶	Fossil fuels are major polluters and contributors to global warming.

▶	Governments and companies are trying to reduce the use of fossil fuels.

▶	It will take decades to replace fossil fuels.

▶	We are a cost-effective, easy to implement solution to reduce pollution from such fossil fuels as coal, diesel fuel, and bunker fuel.

Efforts to create cleaner emissions generally required extensive and expensive solutions. For example, the shipping industry will have to retrofit or replace engines costing millions of dollars per vessel in order to comply with coming regulations; power plants would have to make costly upgrades to their emission systems or retrofit for alternate fuels; greater constraints on emission standards for public transportation would require cleaner diesels for automobiles worldwide; and all diesel generators would have to convert from utilizing heavy fuel oils in order to reduce pollution.

By comparison, FUTT™ products generally do not require costly upgrades, replacements, or large capital investments. Small injection pumps can be installed on any combustion engine without substantially changing the methods in which fuels are used today. These Treated Fuels™ would allow countries to be within most compliance criteria for emissions. Having FUTT™ mandated would reduce emissions without costly upgrades. While the FUTT™ products have been tested in laboratory conditions, further research and development must be completed prior to wide range commercialization.

To date, Advance Green Energy has not sold these products and could still be considered in the development stage.

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Our Markets

______

Coal

AGE has identified a process which may allow power plants to continue using the one of the dirtiest fuels on earth, which is also among the most plentiful fuel known to man, coal.

AGE's new nanotechnology product, TMT-13™, helps coal burn hotter. Tests indicate that coal-fired power plants may burn cheaper coal with less emissions. U.S. coal-fired power plants burn almost one billion tons per year of coal. AGE will charge as much as $10 per ton of coal for TMT-13™

Fly ash, the solid waste from burning coal, contains mercury, arsenic and other toxic metals. EPA regulations on mercury may put 30% of coal-fired power plants out of business. FUTT-13TM is designed to catch the mercury, arsenic and other toxic metals so fly ash may safely be disposed of. Coal-fired power plants now pay up to $100 per truck load to dispose of fly ash. AGT can cut that cost in half with FUTT-13TM. 140 million tons of fly ash are produced annually. Our target market is huge. In United States alone, there are over 600 coal-fired electric power plants. These plants burn almost a billion tons of coal per year.

The use of coal as fuel causes adverse health impacts and deaths. In the United States coal-fired power plants were estimated in 2004 to cause nearly 24,000 premature deaths every year, including 2,800 from lung cancer. Annual health costs in Europe from use of coal to generate electricity are $55 billion. The disease and mortality burden of coal use today falls most heavily upon China.

Electricity generated from fossil fuels like coal is the biggest single contributor globally to the rise in carbon emissions, which scientists agree is causing the Earth’s temperatures to rise.

Though coal burning has increasingly been supplanted by less-toxic natural gas use in recent years, a 2010 study by the Clean Air Task Force still estimated that "air pollution from coal-fired power plants accounts for more than 13,000 premature deaths, 20,000 heart attacks, and 1.6 million lost workdays in the U.S. each year." The total monetary cost of these health impacts is over $100 billion annually.

While governments and companies want to reduce coal emissions, coal currently fuels a large portion of the world's energy needs and will continue to do so for the foreseeable future.

Overall, 1,600 coal plants are planned or under construction in 62 countries, according to data from the Global Coal Plant Tracker portal. The new plants would expand the world’s coal-fired power capacity by 43 percent.

The fleet of new coal plants would make it virtually impossible to meet the goals set in the Paris Climate Accord, which aims to keep the increase in global temperatures from pre-industrial levels below 3.6 degrees Fahrenheit.

We offer a relatively low-cost way to reduce coal emissions in existing facilities. No major modifications are needed to reduce coal emissions using our products.

Bunker Fuel

Heavy fuel oil (HFO) and Bunker fuel are used in many third-world countries for the generation of electricity. One of the largest users of this dirty fuel is the shipping industry, mainly because of the price and availability of this fuel. AGE’s FUTT-15™ will be instrumental in the reduction of emissions and to enable these fuels to be used in the industry for years to come.

Christian Eyde Moller, boss of the DK shipping company in Rotterdam, recently described bunker fuel, often used to fuel ships, this as ‘just waste oil, basically what is left over after all the cleaner fuels have been extracted from crude oil. It’s tar, the same as asphalt. It’s the cheapest and dirtiest fuel in the world’.

Bunker fuel is also thick with sulfur. International Maritime Organization rules allow ships to burn fuel containing up to 4.5 per cent sulfur. That is 4,500 times more than is allowed in car fuel in the European Union. The sulfur comes out of ship funnels as tiny particles, and it is these that get deep into lungs.

Thanks to existing rules, the largest ships can each emit as much as 5,000 tons of sulfur in a year or the same as 50 million typical cars, each emitting an average of 100 grams of sulfur a year. With an estimated 800 million cars driving around the planet, that means 16 super-ships can emit as much sulfur as the world fleet of cars.

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Current regulations in Europe and the United States control emissions in their coastal waters. However, many ships switch to bunker fuel after leaving these coastal waters.

The International Maritime Organization is about to extend regulation to cover the entire world. The new rules will mean around 2-2.5 million bpd of high-sulfur oil converting to low sulfur, or 180 million tons per year. The new rules will take effect in 2020,

About 70% of the fuel used by the shipping industry will have to switch from 3.5% sulfur to below 0.5%. According to consultants at Wood Mackenzie Ltd., compliance is likely to cost the shipping industry $60 Billion.

We believe that our FUTT- 15 is a cost-effective way to reduce bunker fuel pollution.

Coal Gasification

The process of coal gasification has been used since the 1830’s. Prior to the introduction of kerosene into the United States, most street lights were fueled by “coal oil”.

The basic process is to take crushed coal into a vat and introduce high pressure steam. This process converts the coal molecules from a solid to a gaseous state. Coal gasification does not require the coal to be ignited and its emissions vented into the atmosphere. The initial phase change is referred to as Syngas. The product can be further refined into other products such as diesel fuel along with waste products of paraffin wax and slag.

Since environmental pressures have been put on the coal industry and coal fired power plants in recent years, alternatives for the use of the most prevalent resource being coal, have been sought out by the industry.

We believe that coal gasification can be an avenue to utilize coal in making the cleanest fuel available today. The University of Kentucky is presently working on a grant from the Department of Energy to study building scalable plants and have built and are operating a pilot plant in Lexington, Kentucky.

Scalable gasification plants can be coupled with either portable refineries or be left to furnish syngas for movement along gas transmission lines.

Our FUTT-14™ is an accelerator to the oxygenation within the vat to convert the coal into syngas. This chemical allows the yield of syngas to be greater per hour of production, thus reducing the cost of the final fuel. Additionally, the BTU value of the coal being injected into the process does not appreciably reduce during the converting to syngas.

Our Products

______

The following table summarizes our products.

Product	Use	Target Markets
FUTT-13™	For diesel engines	Stationary and vehicle diesel engines, e.g. buses, trucks, boats

FUTT-14™	Coal gasification	Coal gasification systems

FUTT-15™	HFO and bunker fuel	Ships and other installations using HFO and bunker fuel

TMT-13™	Coal	Coal fired power plants, TreatedCoal™

TreatedCoal™	To reduce coal pollution	Coal fired power plants

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Product Implementation

FUTT13™ FUTT-15™ and TMT-13™ are liquid additives. They can be applied to coal simply by spraying the additive on the coal before it is burned. They can be mixed with liquid fuels such as diesel fuel, HFO and bunker fuel. The capital cost of the equipment necessary to make these applications is not material. Thus, our solutions can be easily, rapidly, and affordably implemented.

By comparison, for example, with large transport ships now using bunker fuel, with the coming new regulations, the ship owner is faced with the choice of buying relatively expensive low-polluting fuel instead of bunker fuel or making the investment in time and capital to retrofit those ships to run on natural gas.

By comparison, many coal-fired electrical power plants have shut down because they could not meet current emission standard.

FUTT-13™

FUTT-13™ requires no retrofitting of equipment.  It can be used in any diesel motor buses, boats, trucks, generators. FUTT-13™will reduce black smoke and pollution from exhaust in any diesel engine. FUTT-13™ will help generate more kilowatts or drive more miles per gallon when used. FUTT-13™ burns less and cleaner fuel will generate less pollution helping you become more compliant with new climate clean laws.

FUTT-14™

FUTT-14™ is an environmentally friendly product manufactured from nanotechnology formulas. FUTT-14™ used in the gasification of coal could replenish significant portions of liquid fossil fuels.

Heavy fuel oil and Bunker fuel are used in many third-world countries for the generation of electricity. One of the largest users of this dirty fuel is the shipping industry, mainly because of the price and availability of this fuel. AGE’s FUTT-15™ will be instrumental in the reduction of emissions and to enable these fuels to be used in the industry for years to come.

Given the environmental awareness of world leaders, improving the air emissions from fossil fuels is a top priority. With the demands for countries vigilance in combating the dilemma as witnessed from the December 2015 Clean Air Summit in Paris, the immediate requirement for improvement is now mandated. AGE will market throughout the world to create of culture of mandating the use of our clean fuel additives to help abate the environmental crisis.

FUTT-15™

HFO and BUNKER fuel are used in many 3rd world Countries for the generation of electricity, one of the largest users of this dirty fuel is the shipping industry, mainly because of the price and availability of this fuel.

There are eight countries that will not let freighters unload on their docks if they are burning dirty fuel. Many more will be joining this movement after the unanimous decision at the clean air summit last year in Paris to clean up our atmosphere.

By using FUTT-15™, companies can still burn HFO & bunker fuel but with reduced black smoke and pollution from the exhaust. They will use less fuel to travel the same number of miles, or generate the same or more kilowatts of power.

FUTT-15™ is engineered to burn that fuel while it is in the engine not in the smoke stack, and by doing this we can increase mileage or kilowatts in any fossil fuel burning piece of equipment.

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By applying TMT-13™, power plants may use cheaper grades of coal without compromising combustion efficiency. This allows for tremendous savings for power plants regardless of the type coal being used. Less coal means less pollution being released into the atmosphere and generates the same or more kilowatts per ton with a remarkable reduction in toxins.

AGE's TMT-13™ formula enables us to chemically manipulate the way inexpensive coal burns and gives it the ability to burn like the more expensive coals. TMT-13™ will reduce costs in power plants by allowing them to use less coal that will burn more completely. A more compete burn means less coal producing the same or more power allowing for significant savings in coal costs and equipment down time.

TMT-13™ has interrupted the reaction that produces NO and NO2.

TreatedCoal™

TreatedCoal™ is our trade name for coal treated with TMT13™

Marketing

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The following table is only a summary of our marketing efforts to date. Investors are urged to read the original agreements which are filed as exhibits to this Offering Circular.

Market	Partner	Current Stage	Products
Malaysia	The BlackMINE Group, LLC	Memorandum of Understanding	FUTT-13™ and FUTT-15™

Singapore	The BlackMINE Group, LLC	Memorandum of Understanding	FUTT-13™ and FUTT-15™

Bangladesh	Global Holdings USA, Inc.	Memorandum of Understanding for Marketing	(1) FUTT-13™, FUTT-14™ and FUTT-15™ for treatment of diesel fuel, heavy fuel oil and coal and (2) AGE will provide TreatedCoal™

South Africa	Global Holdings USA, Inc.	Memorandum of Understanding for Marketing	1) FUTT-13™, FUTT-14™ and FUTT-15™ for treatment of diesel fuel, heavy fuel oil and coal and (2) AGE will provide TreatedCoal™

Thailand	Global Holdings USA, Inc.	Memorandum of Understanding for Marketing	1) FUTT-13™, FUTT-14™ and FUTT-15™ for treatment of diesel fuel, heavy fuel oil and coal and (2) AGE will provide TreatedCoal™

United States and worldwide	4D Recovery, LLC	Memorandum of Understanding for Joint Venture	Production and marketing of TreatedCoal™

Mexico	Lufetrrega_Mexico SA	License Agreement	Marketing AGE products in Mexico

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As given above, we have signed several memorandums of understanding with others to assist us in worldwide marketing of our products. Memorandums of understanding are not binding agreements. There is no assurance that we will be able to achieve revenues or profits from such arrangements.

An MOU has been presented to The BlackMINE Group, LLC for the marketing of FUTT-13™ and FUTT-15™ to the country of Malaysia. Again, Malaysia has encountered the same environmental constraints due to emissions and discussions are on-going to formulate a final document. When the document is fully executed; an update will be released. The BlackMINE Group is a private company with interests in real estate management, hospitality development, oil, gas and minerals exploration and aviation.

A Memorandum of Understanding “MOU” has been fully executed by The BlackMINE Group, LLC for marketing FUTT-13™ and FUTT-15™ in the city of Singapore. This country is a major refueling port for diesel fuel and Heavy Fuel Oils used throughout the industrial and shipping industries.

Singapore has a very serious problem as diesel fuel from cars, buses, and trucks are causing an air pollution problem. Singapore also has been in the top five countries for the production of bunker fuel in the world.

On April 18, 2018, AGE has signed three non-binding letters of intent with Global Holdings USA, Inc. of Palm Springs, California. Under these agreements, AGE will provide (1) FUTT-13™, FUTT-14™ and FUTT-15™ for treatment of diesel fuel, heavy fuel oil and coal and (2) AGE will provide TreatedCoal™ to GHC for the use in power plants and other industrial uses. These agreements cover the countries of Bangladesh, South Africa and Thailand. The Parties to these letters of intent have agreed to reasonably adjust the terms of the payment to GHC to reflect increases or decreases of tonnage of coal provided by AGE. A commission will be paid by AGE to GHC in the amount of 30% of the Net Profit of the transaction. The Parties will use their best efforts to the acquiring the permits, licenses and other approvals necessary for the development of the contemplated projects in a reasonable time.

AGE has signed a non-binding Memorandum of Understanding with 4D Recovery, LLC. 4DR owns the mining rights to several coal mines and Gob recovery locations in West Virginia and wants to work with AGE to mine and sell recovered coal. Gob coal is the loose waste in a mine. AGE intends to generate orders for Treated Coal™ worldwide for the Joint Venture with 4DR and 4DR will provide coal to the AGE /4DR Joint Venture for filling of such Treated Coal™ orders. 4DR will apply AGE's TMT-13™ thus creating Treated Coal™. The Parties will blend coal to create custom Treated Coal™ to meet customer specific locations, and AGE/4DR will arrange for the Joint Venture to receive government incentives for reclaimed gob piles, AGE has issued Six Million shares of its Class A Common Stock to 4DR. AGE will fund the initial $2,500,000 as needed to fund new sites for coal production, and as sites start producing product it is agreed by the Parties that $5.00 per ton will be paid back to AGE until the $2,500,000 is paid back in full to AGE. The Parties have agreed that after the cost of mining, royalties, and the TMT-13™ additive, the net earnings of the mines will be split 50/50 between them. Five properties have been identified for acquisition with 16 million tons of Gob coal and 27 million tons of recoverable coal.

We have signed a license agreement with Lufretrega Mexico SA of Guadalajara, Jalisco Mexico ("LMS"). Under this Agreement, we agree to sell AGE products to LMS. LMS has the exclusive marketing rights for the Country of Mexico, royalty rights and a license to promote, market, resell and distribute all AGE Products as stand-alone products or incorporated into or in connection with LMS's products. LMS has an exclusive, license to sell the product in the name of LMS and under such product names as LMS shall designate. There is an annual licensing fee $50,000.00.

A MOU has been presented to the government of Sierra Leone to provide FUTT-13™ and FUTT-15™ to treat all fuels being brought into the country. Since their election this year, the new government has been involved and has expressed an interest to further the investigation on reducing major emissions in the country from dirty fuel. Additional discussions are on-going.

Product Pricing

Pricing for our products will vary according to many factors, including, but not limited to, the fuel treated (coal, natural gas, bunker fuel, diesel fuel, etc.), the increase in efficiency obtained by using our products, the quality of the fuel treated, the volume of the sale, the country of use, and marketing arrangements.

Pricing for products is unique for each segment of work. For example, Treated Fuels™ may be priced per treated gallon and volumes would dictate the type of arrangement with not only governments, but blenders of the fuel. Multiple blenders would be utilized, which creates separate divisions of how participation would be distributed. In cases of coal gasification, the increase in rates of efficiency will play a role in pricing. When burning coal in a combustion chamber, as is the case in power plants and other industries, the quality of coal will dictate the pricing. The pricing will be a fluid item depending upon how each country or customer wants to use Treated Fuels™.

Coal Fines

We intend to investigate the use of our products to recover of coal fines from abandoned coal refuse piles. We have located several of these piles in Appalachia that we believe are candidates due to the percentage of coal that is entrained in these piles. We believe that using FUTT-14™ during either a coal gasification process or FUTT-15™ treatment for coal to be utilized in a boiler situation; along with a dry preparation and separation process, will provide clean coal for power and industrial operations. Since this coal has already been mined, we intend to recover the coal, use it in an environmentally sound manner, and reclaim the waste land.

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Our Technology and Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

At the present time, all of our products are trade secrets. We have no patents and no patent applications have been filed on our products. We have applied for U.S. trademarks for our products.

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Product Development and Commercialization

The Company has signed a Development and Commercialization Agreement with Combustion Technologies USA, LLC (CT). CT is engaged in developing and manufacturing specialty chemical fuel additives.

CT and AGE agreed to cooperate in the development of certain proprietary technology to allow for AGE’s use of CT’s chemical additives in connection with the combustion of fossil fuels including but not limited to the following: HFO Heavy Fuel Oil, Bunker Fuel, Diesel fuel, and Synthetic biodiesel and to have CT provide AGE with three custom-blended products: FUTT-13™  to treat diesel fuel for over the road, and off road heavy equipment, FUTT-14™  to improve and maximize the production of synthetic biodiesel from the gasification of coal, FUTT-15™  used to treat bunker fuels and HFO in boiler and diesel engine applications.

AGE will finance the development of the products and subsequently, commercializing, branding, selling, marketing and distributing these formulations, and CT granted to AGE an exclusive world-wide right and license to AGE to develop, distribute and commercialize the above three Products. AGE is responsible for all the costs associated with development of the Products, participation in the Planning Phase, University Testing, the Pilot Phase and all other aspects of Development.

AGE shall have the exclusive right, even as to CT, to commercialize the Products in the Territory. AGE shall use its commercially reasonable efforts to commercialize the Products as soon as commercially reasonable following completion of Testing and Pilot Phase, if applicable.

CT agrees to sell to AGE such quantities of Products as are ordered by AGE from time to time; provide reasonable technical support and training to AGE and to AGE's customers and sub-distributors; provide research information as it becomes available on any new or existing Products; and keep AGE apprised of any changing governmental or other applicable rules or regulations that would affect the manufacture, shipping, sale or distribution of the Products.

The Agreement shall continue until ten (10) years after the first commercial sale of the Products by AGE and shall be automatically renewed for successive five (5) year periods (the "Renewal Term").

CT is subject to periodic inspections by AGE personnel. CT is in compliance with EPA 40 CFR Part 79 “Registration of Fuel and Fuel Additives”.

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Seasonality

We do not expect material seasonality in our business.

Litigation

The Company has no current, pending or threatened legal proceedings or administrative actions either by or against the Company issuer that could have a material effect on the issuer's business, financial condition, or operations and any current, past or pending trading suspensions

Facilities

We own our corporate offices at 523 US Highway 41 South, Inverness, Florida 34450. This is a 2400 Square Foot office building on a 0.85-acre site with US 41 frontage and multi-car parking.

Employees

As of September 30, 2018, we had four employees, including officers and directors. We believe that we have been successful in attracting experienced and capable personnel. All our employees have entered agreements with us requiring them not to compete or disclose our proprietary information. Our employees are not represented by any labor union. We believe that relations with our employees are excellent.

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MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of September 30, 2018:

Approximate hours per week for part-time employees

Name and Principal Position	Age	Term of Office	Approximate per week for Part-Time Employees
Peter M. Barbee – President, Chairman	64	Since May 2016	70
Bradley Dye – Secretary-Treasurer, Director	62	Since September 2016	50
David Bosko – Chief Financial Officer and Director	62	Since October 2018	20

Peter M. Barbee – President, Chairman

Mr. Barbee has, for over 10 years, Mr. Barbee has traveled the world looking at every green invention to save the world that has come across his path from, Hydrogen on demand, Methane recovery from digesters built years ago on dairy farms and then abandoned, Nanotechnology to help coal gasification plants produce cleaner coal to liquid fuel, to new designs in wind turbines that feed off of the wind wash from larger wind turbines.

Mr. Barbee has built and sold over 35 corporations in the past, breaking records in most fields. In addition to serving as the Chairman of the Board of Directors and Chief Executive Officer of Advance Green Energy, Inc. Earlier on, he was a distributor for The Scott and Fetzer Company, and was frequently named the company’s #1 distributor worldwide. He is one of the Co-Founders and Principals of PEO Brokerage, Inc., who along with Robert Speer co-founder of the Home Shopping Network, helped to pioneer the use of Internet auctions in the placement of businesses in the Professional Employer Organization (PEO) industry. Under Mr. Barbee’s leadership, the organization grew its sales force to more than 5,000 independent agents all across North America. At midlife, Mr. Barbee worked as an Executive Producer in Hollywood on movies, reality shows, and live events like Trailer Court Justice, Hot Dish, Hollows Point, and the 605 Reunion from the Hard Rock at Universal Studios. Mr. Barbee has assisted the Wounded Warriors Project to help create businesses and green energy jobs that can benefit our heroes.

Mr. Barbee has been the President of Advance Green Energy, Inc. since May 2016. Prior to that time, from 2008 to 2015, Mr. Barbee was President of Advance Green Technologies, Inc. Advance Green Energy has acquired the rights to the products of Advance Green Technologies, Inc.

Bradley Dye – Vice President, Domestic Strategist, Director

Bradley Dye was born in the heart of the coal fields in Kanawha County, West Virginia. He began his work career for the first fifteen years with American Electric Power’s Fuel Supply Division. During his tenure he was exposed to many facets of the coal industry serving in various capacities from a local mine purchasing agent to the manager of contracts for the corporate office. He was involved in several projects during the escalated construction of several coal mines and coal preparation plants. Waste minimization and the collection of coal fines was of particular interest as the mines introduced froth flotation into the United States to more efficiently collect coal fines to ship rather than sending them to coal refuse piles. Additionally, coal refuse stabilization was brought onto the forefront utilizing waste products from steel mills and gypsum plants to solidify coal slurries. While production was always the driving force to enable funding for research projects; other important parts of the business such as world class reclamation projects from mining operations, the potential for coal gasification, transportation of coal slurries and best practices for showing that coal and the environment could coexist.

After being recruited from the coal industry Bradley served in capacities working with Lockheed on a 39 shipset order. During this project the lessons learned from the coal industry in waste minimization came in handy as the development of a means to grit blast and paint steel sheets was introduced that increased production, but also collected all wastes and paint residue that was approved in a coastal area. Upon leaving the shipbuilding industry, Bradley worked in the industrial cleaning and pipeline industry for twenty-five years. Highlights of this career always revolved around the theme of waste minimization and environmental stewardship. Some of these highlights were recycling of waste liquors in the pulp and paper industry; the utilization of ultra-high pressure water to replace acid cleaning in the automotive industry; introduction of a chemical process to clean jacket water systems on line in the natural gas industry which reduced wastes by 500%; and, being the conceptual designer of a process to remove coating from underground natural gas pipelines that utilizes ultra-high water, captures debris; separates solids from liquids and recycles the water.

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During the past five years Mr. Dye has served as the President of a privately held company called Pipe Viper, LLC from 2013 through 2016 and was responsible for overseeing all aspects of the company from Profit & Loss, marketing and production standpoints in the gas pipeline sector of business. Additionally, Mr. Dye served as Vice President for a privately held company called Corporate Jet Solutions, Inc. during the same time frame focusing primarily on marketing and administration. From 2016 through the present Mr. Dye has served as the Vice President for Advance Green Energy, Inc.

Mr. Dye graduated from Morris Harvey College in Charleston, West Virginia and has resided in Florida for the past eighteen years with his wife and family.

David Bosko – Chief Financial Officer and Director

Mr. Bosko brings 40 years of experience to the Chief Financial Officer position. From July 2017 to the present Mr. Bosko has acted as Chief Financial Officer and Director for GlobalTech Holdings, Inc. He was the CFO for Craftline Graphics, Inc. since 2015. Prior to that he was the CFO for Seneca Manufacturing from 2013-2014 and CFO for Adeptiv Solutions from 2008 – 2013. From 2002-2007, Mr. Bosko was the Budget Director for Blair Corporation, a $500 million publicly traded mail order company. Prior to Blair, Mr. Bosko held executive financial positions for various small and medium sized companies in the process of start-up or reorganization. Mr. Bosko started his career in public accounting with Touché Ross & Co from 1978 to 1982. Mr. Bosko graduated from Indiana University of Pennsylvania in 1978 with a BS in accounting and finance. Mr. Bosko is a CPA.

Board of Advisors

The following individuals serve as advisors to Advance Green Energy:

Leonard Stanley Chaikind – Chairman of the Board of Advisors

Mr. Chaikind is the Chairman & CEO of Institutional Investors Consulting Company or IICC, located in Houston, Texas. Mr. Chaikind has served in this capacity since he founded IICC in the early 1990’s. Prior to founding IICC, Mr. Chaikind worked for Royal Dutch Shell and the Shell Oil Company for over 35 years in a wide variety of assignments. After serving in many senior roles, including the Finance Manager for both Shell Chemical and Shell Oil Products, he moved to the Royal Dutch Shell headquarters in London in 1977.

During his time in London, he helped coordinate some large corporate projects for Royal Dutch Shell in Saudi Arabia, headed up a group that evaluated Shell’s operations in Turkey and much more. In 1978 he was appointed to be the position of Regional Treasurer for all Royal Dutch Shell’s operations in the Far East and Australasia (still working out of Shell’s office in London}. In this capacity, Mr. Chaikind was responsible for negotiating and financing well over $50 billion dollars in both corporate and major project activities though out this region. He also developed a number or very important relationships with both key government officials and financial institutions, e.g. banks, investment banks and countries, e.g. Brunei, China, Yemen, France, Switzerland, Nigeria, Saudi Arabia. In 1981, he returned to Houston to continue his career with Shell Oil Company.

His final assignment for Shell was as the Administrator of the various $12 plus billion dollars Shell Savings and Retirement Programs with responsibility for both the investment and administration of four major funds. Over 50% of these funds were managed internally under the guidance of Mr. Chaikind and his staff with the rest being outsourced to various investment managers and consulting groups. During this period, the industry recognized the Shell Funds to be one of the very best. During his years in this assignment, Mr. Chaikind was also very active in the tax-exempt industry. He was one of the key founders of the Committee on Investment of Employee Benefit Assets (CIEBA), the largest ever Corporate Pension Fund Group in the world. Len served as Vice Chairman of this group from its beginning until his retirement from Shell. He also served as an active member of both the NYSE Institutional Investors Advisory Committee and the Commodity Futures Trading Commission Advisory Board (the CFTC is to the futures and derivatives industry what the SEC is to securities industry). Most important, he was very much responsible for bringing the concept of Private Equity Funds into the Institutional Investors market. This is a very important strength of IICC, i.e. knowledge needed to set up and structure Private Equity Funds. Some people still call Len Chaikind “the father of private equity funds.”

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During his many years with Shell Oil and Royal Dutch Shell, Len Chaikind (he prefers to be called Len) made many great connections in various governmental agencies, e.g. Turkey, Yemen, China, Russia, USA, India, Saudi Arabia, Africa (e.g. Nigeria, Ghana and South Africa) etc. with some of the major corporations and wealthiest people in the world.

Since his retirement from Shell, Mr. Chaikind has stayed very active in the whole area of tax-exempt funds (including health care, Pension Plans, and Social Security reforms) and still maintains a strong presence in Washington, DC.

In addition to his job as the CEO of IICC, Mr. Chaikind also sits on the Boards of several both “For Profit” and “Not for Profit” groups.

From 1953 to 1956 Mr. Chaikind served in the U.S. Navy (LTSG) as a line officer in the Pacific Amphibious Fleet (Phibpac) on various assignments both in the Far East and the West Coast of North America.

Mr. Chaikind has an MBA from the Harvard Business School in 1958, BA Harvard University in Economics in 1953 and endless courses at places like NYU, CCNY, Columbia, The New School for Social Research, and the US Navy. Prior to all this, Mr. Chaikind was a graduate in 1949 of the Loomis Institute, which is in Windsor, CT.

Robert Speer

Mr. Speer and his father, Roy Speer, founded the Home Shopping Network. He was one of the main market makers in taking Home Shopping Network public.

Mr. Speer has been very instrumental in the startup and sale of many companies, including PEO Brokerage with Mr. Barbee. Together they created a sales force of over 5,000 independent sales representatives from America, Canada, and Mexico.

Mr. Speer is a graduate of the Wharton School at the University of Pennsylvania.

Dwight Chustz

Mr. Chustz has a 42-year career with several pipeline systems including, ANR Pipeline, Great Lakes, Coastal Corporation, Colorado Interstate Gas, El Paso, Tennessee Gas, Southern Natural Gas, and TransCanada’s pipeline systems. Dwight's work has allowed him to physically work in over 14 states and, the Gulf of Mexico.

All the positions Dwight held were of a supervisory, management and leadership level including Director Level for eight years. He has covered many of the facets of the industry. Since 2014 Dwight has done consulting work for several companies and investors, all in the energy sector.

Dr. Muneer Imam

Dr. Imam is a pulmonologist in Center Moriches, New York and is affiliated with Peconic Bay Medical Center. He received his medical degree from St. George's University School of Medicine and has been in practice for more than 20 years. Dr. Imam is very active in helping to prevent pollution and help to clean up our atmosphere.

Allen N. Reeves

Mr. Reeves is an investor. He is a Tampa area native who has assisted in numerous diverse projects throughout the years.

Mr. Reeves began his career working in the automotive industry with his father at Reeves Motor Sports in the Pre-Owned Vehicle Department. He has traveled throughout the world and has showcased his athletic talents playing in prestigious charitable golf tournaments during these travels. Additionally, Mr. Reeves’s entrepreneurial spirit has allowed him to invent two successful arcade games and create the first online interactive football game, manage and invest in real estate projects, invest and advise in the art of purchasing precious gems and metals, and he was instrumental in the design of part of the Allen N. Reeves Sports Complex at Clemson University. Allen is a devout Christian and has authored books on prophecy and Biblical interpretation.

Richard "Dick" Price

Mr. Price is an expert in patent infringement investigations. President Reagan called him "The Best of the Best!" He is former United States Military & CIA trained. Mr. Price has associated offices in Costa Rica, Bahamas, Panama Canal Zone, London, Central America & Europe.

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EXECUTIVE COMPENSATION

Employment Agreements

Mr. Barbee and Mr. Dye have entered into employment agreements with the Company for a term of five years. Pursuant to their employment agreements, they have agreed to devote a substantial portion of their business and professional time and efforts to our business. The employment agreement provides that each employee shall receive a salary determined by the Board of Directors commensurate with the development of the Company. They may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by the employee of fixed personal performance objectives.

The following table represents information regarding the total compensation our officers and directors of the Company as of September 30, 2018:

Name and Principal Position	Cash Compensation	Other Compensation	Total Compensation
Peter M. Barbee, Director, President, Director	$120,000	-0-	$120,000
Bradley Dye, Vice President	$85,000	-0-	$85,000
Total	$205,000	-0-	$205,000

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Employment Agreements

Our officers have entered into employment agreements with the Company for a term of five years. Pursuant to this employment agreement, they have agreed to devote a substantial portion of his business and professional time and efforts to our business. The employment agreement provides that each employee shall receive a salary determined by the Board of Directors commensurate with the development of the Company. He may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by the employee of fixed personal performance objectives.

The employment agreements also contain covenants (a) restricting the executive from engaging in any activities competitive with our business during the terms of such employment agreements and one year thereafter, and (b) prohibiting the executive from disclosure of confidential information regarding the Company at any time.

The Company's directors are elected by shareholders at each annual meeting or, in the event of a vacancy, appointed by the Board of Directors then in office to serve until the next annual meeting or until their successors are duly elected and qualified. The Company's executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

Legal/Disciplinary History

None of Advance Green Energy, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Advance Green Energy, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

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None of Advance Green Energy, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Advance Green Energy, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of three members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering's qualification, we will be adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

Stock Options

Our stockholders have approved our Stock Option Plan, as previously adopted by our Board of Directors (the "Plan"). Under this Plan, our officers, directors, and/or key employees and/or consultants can receive incentive stock options and non-qualified stock options to purchase up to an aggregate of 1,000,000 shares of our Common Stock. To date, no options have been issued. The Class B Common stockholders are not eligible for such options.

With respect to incentive stock options, the Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of the Common Stock on the date that such option is granted. The Plan requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant of such options (or the fifth anniversary of the date of grant in the case of 10% stockholders). However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company, or engages in or is involved with any business similar to ours, such option holder's incentive options immediately terminate.

Pursuant to the provisions of the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000. No such options have yet been issued.

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Bonus Plan for Executive Officers

Our Board of Directors has established an annual Bonus Plan for Executive Officers (the “Bonus Plan.”) Under the Bonus Plan, a Committee of the Board of Directors sets performance targets for key employees who are or may become executive officers. Such executives are eligible for a bonus only if they meet the performance standards set in advance by the Committee. Aggregate bonuses may not exceed ten percent of income before taxes and bonuses may not exceed $1 million per employee.

Management Stock Option Plan

Our Board of Directors has adopted a Management Stock Bonus Plan. The Plan provides that the Company shall establish a reserve of 1,000,000 shares of Common Stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee, composed of not less than three members, administers the Plan. The Board of Directors must review actions of the Committee. The Plan awards restricted stock to key executives. During the restricted period, the owner of the stock may not transfer the stock without first offering the Company the opportunity to buy back the stock at its issue price. In the first year of the restriction period, the Company has the right to buy back all of the awarded stock. In the second year, the Company has the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, the Company has the right to buy back 50% of the awarded stock. To date, the Company has not issued any Plan shares.

Mr. Barbee and Mr. Dye are the members of the Management Stock Bonus Plan committee.

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PRINCIPAL STOCKHOLDERS

______

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of September 30, 2018, and as adjusted to reflect the sale of Class A Common Stock offered by us in this Offering, for each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A or Class B Common Stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.

Name (1)	Shares of Class A (Class B) Common Stock Owned	Percentage of Class Owned	Percentage of Total Outstanding Owned	Percentage of Outstanding Owned on Completion (2)
P.M. Barbee	700,000,000 (350,000,000)	52.2 (100.0)	78.3	68.1
Shane Cooper	100,000,000	7.5	7.5	6.5
John E. Lux	100,000,000	7.5	7.5	6.5
Total	900,000,000 (350,000,000)	67.2 (100.0)	93.3	81.1

(1)	The address for all securities holders is c/o Advance Green Energy, Inc., 523 US Highway 41 South, Inverness, Florida 34450.
(2)	Assumes the sale of all Securities offered hereby.

40

DESCRIPTION OF SECURITIES

The Common Stock

We are authorized to issue 20,000,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering and conversion of any Preferred Stock, are, and will be, fully paid, validly issued and non-assessable.

The Common Stock is divided into two classes: Class A and Class B. There are 19,500,000,000 designated shares of Class A and 500,000,000 designated shares of Class B. The shares of each class of Common Stock are identical except that the holders of the Class B Common Stock shall be entitled to elect a majority of the board of directors and the holders of the Class A shall elect the remainder of the directors. Each share of Class B Common Stock shall be convertible at any time into one share of Class A Common Stock at the option of the holder.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so, and in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

The Company has never paid any dividends to shareholders of our Common Stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the Common Stock until all Preferred Stock dividends are paid in full.

Preferred Stock

We are authorized by our Articles of Incorporation to issue a maximum of 1,000,000,000 shares of Preferred Stock. This Preferred Stock may be in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed. The effect of such Preferred Stock is that our Board of Directors alone, within the bounds and subject to the federal securities laws and the Florida Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and might adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights also may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. To date, no such Preferred Stock has been issued.

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of the various series may vary only with respect to:

(a)	the rate of dividend;
(b)	whether the shares may be called and, if so, the call price and the terms and conditions of call;
(c)	the amount payable upon the shares in the event of voluntary and involuntary liquidation;
(d)	sinking fund provisions, if any for the call or redemption of the shares;
(e)	the terms and conditions, if any, on which the shares may be converted;
(f)	voting rights; and
(g)	whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

41

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Certain Provisions

Certain provisions of our Articles of Incorporation and By-Laws may make it more difficult and time-consuming to acquire the Company, thereby reducing our vulnerability to an unsolicited proposal for our takeover. These provisions are outlined below.

Our Articles also contain restrictions regarding certain mergers, consolidations, asset sales and other "Business Combinations." "Business Combinations" are defined in the Articles of Incorporation. The above provisions could have the effect of depriving shareholders of any opportunity to sell their shares at a premium over prevailing market prices because takeovers frequently involve purchases of stock directly from shareholders at such a premium price. Further, to the extent these provisions make it less likely that a takeover attempt opposed by our incumbent Board of Directors and management will succeed, the effect could be to assist the Board of Directors and management in retaining their existing positions. In addition, our Articles also provide that the provisions outlined herein cannot be amended, altered, repealed, or replaced without a "super-majority" vote or the approval of a majority of Continuing Directors.

Among other provisions that might make it more difficult to acquire us, we have adopted the following:

Staggered Board. Our Board of Directors has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class’s term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders’ ability to change control of the Company even if a change in control were in the stockholders’ interest.

Preferred Stock. Our charter authorizes the Board of Directors to issue up to 1,000,000,000 shares of Preferred Stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any shares issued. The power to issue Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders’ interest.

Our Articles also authorize the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to our shareholders. Among the factors that may be considered are the impact our acquisition would have on the community, the effect of the acquisition upon our employees and the reputation and business practices of the tender offeror.

Our Articles of Incorporation also contain restrictions regarding certain merger, consolidations, asset sales and other "Business Combinations" involving the Company or its subsidiaries. Business Combinations are defined in the Articles as (a) any merger or consolidation by us with an Interested Stockholder, (defined as a holder of at least 10% of our voting stock with certain exceptions), or (b) any sale, lease or similar disposition to an Interested Stockholder of any of our assets constituting at least 5% of our total assets, or (c) the issuance or transfer by the Company of any of our stock to an Interested Stockholder in return for cash or other property, being at least 5% of our total assets, or (d) adoption of any plan to dissolve or liquidate the Company proposed by an Interested Stockholder, or (e) any reclassification of stock or recapitalization of the Company or merger whereby the percentage of outstanding shares of any Interested Stockholder is increased.

Business Combinations with an interested Stockholder must be approved by the holders of 80% of the voting power of our outstanding shares, unless (a) the Business Combination is approved in advance by those persons then on the Board of Directors who were directors immediately prior to the time the Interested Stockholder (or certain of its predecessors) first became an Interested Stockholder and who would have constituted a majority of the Board at that time (a "Majority of the Continuing Directors"), or (b) certain minimum "fair price" requirements are met. In evaluating a Business Combination, the Board of Directors may consider the financial aspects of the offer, the long-term interests of our shareholders, past and present market values of the shares, our prospects, the prospect of obtaining a better offer, the impact, if the offer is partial or two-tier, on the remaining shareholders and our future (especially with regard to the background of the offeror), the value of non-cash consideration, legal matters, the effect of the transaction on our customers and local community interests.

42

The above provisions could have the effect of depriving shareholders of any opportunity to sell their shares at a premium over prevailing market prices because takeovers frequently involve purchases of stock directly from shareholders at such a premium price. Further, to the extent these provisions make it less likely that a takeover attempt opposed by our incumbent Board of Directors and management will succeed, the effect could be to assist the Board of Directors and management in retaining their existing positions. In addition, our Articles of Incorporation also provide that the provisions outlined herein cannot be amended, altered, repealed, or replaced without the "super- majority" vote described above or the approval of a majority of the Continuing Directors as defined above.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

Advance Green Energy, Inc. (“Advance Green Energy, Inc.,” “We,” or the “Company”) is offering up to $50,000,000 total of Securities, consisting of Class A Common Stock, $0.0001 par value (the “Common Stock” or collectively the “Securities”).

The Common Stock

We are authorized to issue 20,000,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Transfer Agent

Our transfer agent is ClearTrust, LLC. 16540 Pointe Village Drive, Suite 205, Lutz, Florida 33548, telephone number 813-235-4490, Fax 813-388-4549. email: info@cleartrusttransfer.com.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

43

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or
•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by John E. Lux, Esq. of Washington, D.C. Mr. Lux owns 100,000,000 shares of our Class A Common Stock.

EXPERTS

The financial statements dated as of December 31, 2017 included in this Offering Circular have been audited by Assurance Dimensions, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

44

Report of Independent Registered Public Accounting Firm	F-15
Balance Sheets as of December 31, 2017 and 2016	F-16
Statements of Operations for the Year ending December 31, 2017 and for the Period from September 20, 2016 (Date of Inception) through December 31, 2016	F-17
Statements of Stockholders’ Deficit for the Year ending December 31, 2017 and for the Period from September 20, 2016 (Date of Inception) through December 31, 2016	F-18
Statements of Cash Flows for the Year ending December 31, 2017 and for the Period from September 20, 2016 (Date of Inception) through December 31, 2016	F-19
Notes to Financial Statements	F-20

F-1

Advance Green Energy, Inc.

Balance Sheet (Unaudited)

	As of
	9/30/2018	9/30/2017
Assets

Current Assets:
Cash and cash equivalents	$101,849	$9,635
Prepaid expenses	–	2,130

Property and equipment, net of accumulated depreciation	285,062	290,570
Marketing rights	–	40,000

Total Assets	$386,911	$342,335

Liabilities and Shareholders' Deficit

Liabilities
Current Liabilities:
Accrued payroll	$–	$43,871
Accrued interest	29,510	13,536
Notes payable, current	113,900	113,900
Total Current Liabilities	143,410	171,307

Long Term Note Payable	255,847	264,673

Total Liabilities	399,257	435,980

Shareholders' Deficit
Common stock, class A - $0.0001 par value 19,500,000,000 authorized shares; 1,040,110,900 issued and outstanding	104,011	107,298
Common stock, class B - $0.0001 par value, 500,000,000 authorized shares; 350,000,000 issued and outstanding	35,000	35,000
Additional paid in capital	1,389,679	723,251
Accumulated Deficit	(1,541,036)	(959,194)
Total Shareholders' Deficit	(12,346)	(93,645)

Total Liabilities and Shareholders' Deficit	$386,911	$342,335

F-2

Advance Green Energy, Inc.

Statement of Operations (Unaudited)

	For the nine months ending
	9/30/2018	9/30/2017
Revenues	$–	$–

Operating Expenses:
Professional fees	79,636	17,500
Advertising and marketing	3,226	1,738
Computer and internet	7,089	3,552
Consulting and management fees	179,000	312,420
Depreciation expense	5,625	–
Independent contractors	130,313	73,335
Insurance	10,531	–
Meals and entertainment	6,836	6,769
Office expense	7,944	10,130
Other expenses	210	1,020
Payroll expenses	–	186,284
Rent	–	7,234
Repairs and maintenance	10,845	3,860
Research and development	3,539	736
Taxes & Licenses	1,319	1,255
Travel	–	–
Utilities	3,836	3,418
Total operating expenses	(479,893)	(680,230)

Net loss from operations	(479,893)	(680,230)

Other income/(expense)
Interest expense	(25,868)	(12,614)
Interest income	91	7

Net Loss	$(505,670)	$(692,837)

F-3

Advance Green Energy, Inc.

Statement of Cash Flows (Unaudited)

	For the nine months ending
	9/30/2018	9/30/2017
Cash flows from operating activities:
Net Loss	$(505,670)	$(692,837)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	5,625	–
Common stock issued for services	238,000	373,970
Changes in operating assets and liabilities:
Increase (decrease) in accrued expenses	(19,905)	41,617
Net cash used in operating activities	(281,950)	(277,250)

Cash flows from investing activities:
Purchase of fixed assets	(3,026)	(286,894)
Net cash used in investing activities	–	(286,894)

Cash flows from financing activities:
Common Stock issued for cash	391,139	280,799
Increase (decrease) in notes payable	(11,260)	264,673
Capital withdrawal	–	(220)
Net cash provided by financing activities	379,879	545,252

Net increase (decrease) in cash	94,903	(18,892)

Cash, beginning	6,946	28,527

Cash, ending	$101,849	$9,635

F-4

Advance Green Energy, Inc.

Statement of Stockholders' Deficit (Unaudited)
For the nine months ending September 30, 2018

	Common Stock Class A Shares	Common Stock Class B Shares	Common Stock $.0001 Par	Paid-in Capital in Excess of Par	Accumulated Deficit	Total Stockholders’

Balance on December 31, 2017	976,697,000	350,000,000	$132,670	$766,881	$(1,035,366)	$(135,815)

Issuance of common stock	–
For cash	39,113,900	–	3,911	382,228	–	391,139
For services	24,300,000	–	2,430	240,570	–	243,000

Capital withdrawal	–	–	–		–

Net Loss	–	–	–	–	(505,670)	(505,670)

Balance on September 30, 2018	1,040,110,900	350,000,000	$139,011	$1,389,679	$(1,541,036)	$(12,346)

F-5

Advance Green Energy, Inc.

Notes to Financial Statements (Unaudited)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Advance Green Energy (the Company) is an alternative-energy technology company incorporated on September 20, 2016 in the state of Florida that owns exclusive rights to market and sell three unique fossil fuel additives known as FUTT™ products. These products lessen fuel usage and allow for a cheaper grade of fuel while achieving a cleaner burning of the fuel. The Company also provides packaged modular power systems, with advice and guidance to build power plants up to 100 megawatts to commercial, industrial, government and utility customers worldwide.

Basis of Presentation

The Company presents its financial statements in accordance with U.S. generally accepted accounting principles (GAAP) under the accrual basis of accounting.

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets, which range from 5 to 39 years. Expenditures for repairs and maintenance are charged to expense as incurred. The Company has a capitalization policy of $500. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

Advertising Costs

Advertising costs are expensed as incurred. The Company recorded advertising costs for the interim periods ending September 30, 2018 and 2017 in the amounts of $3,226 and $1,738, respectively.

F-6

Advance Green Energy, Inc.

Notes to Financial Statements (Unaudited) Continued

Fair Value of Financial Instruments

The Company's balance sheet includes the following financial instruments: cash, accrued expenses and notes payable. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the notes payable approximates fair value based on the borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

FASB Accounting Standards Codification (ASC) topic 820"Fair Value Measurements and Disclosures", defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (I) market participant assumptions developed on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

LEVEL 1 -   Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

LEVEL 2 -   Include other inputs that are directly or indirectly observable in the marketplace.

LEVEL 3 -   Unobservable inputs which are supported by little or no market activity.

As of September 30, 2018 and 2017, there were no financial instruments measured at fair value.

Impairment of Long-Lived Assets

Long-Lived Assets of the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable pursuant to guidance established in ASC 360-10-35-15, "Impairment or Disposal of Long-Lived Assets". The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset's estimated fair value and its book value. For further discussion see Note 7 Intangible Assets.

Intangible Assets

Intangible assets acquired in a business combination are recognized at fair value on the date of acquisition and subsequently amortized over their expected useful lives, which vary from 4 to 20 years.

F-7

Advance Green Energy, Inc.

Notes to Financial Statements (Unaudited) Continued

Income Taxes

The Company accounts for income taxes pursuant to the provisions of ASC 740-10, "Accounting for Income Taxes", which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provisions of the ASC 740-10 related to, "Accounting for Uncertain Income Tax Positions". When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740- 10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25 "Definition of Settlement", which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. As of September 30, 2018, tax years ended December 31, 2016 and 2017 are still potentially subject to audit by the taxing authorities.

F-8

Advance Green Energy, Inc.

Notes to Financial Statements (Unaudited) Continued

The Tax Cuts and Jobs Act of 2017 changed the top corporate tax rate from 35% to one rate of 21%. This rate will be effective for corporations whose tax year begins after January I, 2018 and it is a permanent change. Under ASC 740, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The resulting amendments to Internal Revenue code Section 172 disallow the carryback of net operating losses but allow for the indefinite carryforward of those net operating losses. Pursuant to Section 172 (e) (2) of the statute, the amended carryback and carryover rules apply to any net operating loss ensuing in a taxable year ending after December 31, 2017. In addition to the carryover and carryback changes, the Act also introduces a limitation on the amount of net operating losses that a corporation may deduct in a single tax year under section 172 (a) equal to the lesser of the available net operating loss carryover or 80 percent of a taxpayer's pre-NOL deduction taxable income (the "80-percent limitation"). This limitation applies only to losses arising in tax years that begin after December 31, 2017 based upon section 172 (e) (1) of the amended statute. For net operating losses generated in tax years ending before January 1, 20I8, historical rules are applicable.

2.	GOING CONCERN

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company had a net loss of $505,670 and $692,837 and net cash used in operating activities of $281,950 and $277,250 for the nine-month periods ending September 30, 2018 and 2017, respectively. The Company has a working capital deficit of $41,561 and $159,542 and an accumulated deficit of $1,541,036 and $959,194 at September 30, 2018 and 2017, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has a minimum cash balance available for payment of ongoing operating expense, has incurred losses from operations since inception, and it does not have a source of revenue sufficient to cover its operating costs. Its continued existence is dependent upon its ability to execute its operating plan and to obtain additional debt or equity financing. There can be no assurance the necessary debt or equity financing will be available, or will be available on terms acceptable to the Company. These factors raise substantial doubt about the Company's ability to continue as a going concern.

3.	RECENTLY ISSUED PRONOUNCEMENTS

We have reviewed all FASB issued Accounting Standards Update ("ASU") accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation's reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

F-9

Advance Green Energy, Inc.

Notes to Financial Statements (Unaudited) Continued

In September 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2017-13 (ASU 2017-13) which addresses "Revenue Recognition" (Topic 605), "Revenue from Contracts with Customers" (Topic 605), and "Leases" (Topics 840 and 842), ASU 2017-13 requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. As currently issued and amended, ASU 2017-13 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, though early adoption is permitted for annual reporting periods beginning after December 15, 2016. We have evaluated the impact of the adoption of ASU 2017-13 on our financial statements and determined that upon generating revenue, the Company will implement accounting system changes and provide the additional disclosure requirements related to the adoption.

In March 2016, the FASB issued ASU 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting". The amendments are effective for public companies for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. Management believes that this ASU will not have a significant impact on its financial statements.

In February 2016, the FASB issued ASU 2016-02," Leases" (Topic 842), which supersedes ASC 840, Leases. This ASU is based on the principle that entities should recognize assets and liabilities arising from leases. The ASU does not significantly change the lessee's recognition, measurement and presentation of expenses and cash flows from the previous accounting standard. Leases are classified as finance or operating. The ASU's primary change is the requirement for entities to recognize a lease liability for payments and a right of use asset representing the right to use the leased asset during the term on operating lease arrangements. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors' accounting under the ASC is largely unchanged from the previous accounting standard. In addition, the ASU expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes a number of practical expedients. The effective date will be the first quarter of fiscal year 2020 with early adoption permitted. Management believes that this ASU will not have a significant effect on its financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

F-10

Advance Green Energy, Inc.

Notes to Financial Statements (Unaudited) Continued

Recently Issued Accounting Standards Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" (Topic 606), which supersedes the revenue recognition requirements in ASC 605, "Revenue Recognition". This guidance is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This guidance can be adopted either retrospectively to each prior reporting period presented, or retrospectively with a cumulative-effect adjustment recognized as of the date of adoption. The original effective date of this guidance for public entities was for annual reporting periods beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers" (Topic 606), to defer the effective date of this guidance by one year, to the annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. A reporting entity may choose to early adopt the guidance as of the original effective date.

4.	PROPERTY AND EQUIPMENT

	9/30/18	9/30/17
Land	$57,000	$57,000
Building	228,000	228,000
Equipment	8,764	5,738
Less: Accumulated depreciation	(8,702)	(168)
Net Property and equipment	$285,062	$290,570

Depreciation expense was $5,625 for the interim period ending September 30, 2018.

F-11

Advance Green Energy, Inc.

Notes to Financial Statements (Unaudited) Continued

5.	DEBT

The following is a summary of notes payable:

$ 113,900

Unsecured convertible promissory note deemed as a demand loan held by an individual at 12%, distributed in installments from September 20, 2016 (date of inception) to December 31, 2016. Holder of the note may demand repayment of all amounts loaned to the Company through the date of its repayment request, plus interest, at any time upon thirty (30) days written notice to the Company after 1 year (maturity date) or 90 days (early maturity date) from the effective date according to specific terms of the note. At any time after twelve (12) months from the Effective Date, the Holder, at his sole option, shall have the right to convert the outstanding principal amount of this Note, or any portion of the principal amount hereof, and any accrued interest, in whole or in part, into shares of the common stock of the Company or any of its subsidiaries (a "Conversion"). The conversion price shall be the lesser of (i) $0.01 per share, or (ii) at an eighty percent (80%) discount to the average of the five (5) lowest bid prices during the thirty (30) trading days prior to the date of the Conversion Notice. There is no prepayment penalty to the Company. No payments have been made as of September 30, 2018.

$ 255,847	Note payable to an individual, collateralized by real property at 7% interest amortized over 25 years. Monthly installments are $1,873 for 1 year from the date of inception with a payment due August 2018 of $10,000, thereby adjusting the monthly installments to $1,802 for the next 42 months after which a final balloon payment of $229,885 is due. As of September 30, 2018, the Company has satisfied the terms of the agreement.

$ 369,747	Total notes payable at September 30, 2018

As of the date these financial statements are issued, the Company is in default of the Note Payable in the amount of $113,900, as the holder exercised the 90-day repayment of all installments, whereupon the rate of interest increased to 18% per annum. Upon successful completion of its Reg "A" filing the company intends to satisfy the outstanding principal and accrued interest in full.

Accrued interest as of September 30, 2018 and 2017 is $29,510 and $13,536, respectively.

F-12

Advance Green Energy, Inc.

Notes to Financial Statements (Unaudited) Continued

6.	STOCKHOLDERS’ EQUITY

The Company has been granted a first raise of capital under Rule 506(b), which allows securities to be offered and sold to accredited investors and up to 35 non-accredited investors. The Company filed to raise up to $1,000,000 with the SEC for this offering.

Common Stock

CLASS A:	19,500,000,000 shares authorized having a par value of $0.0001 The holder of each share is entitled to one vote per share, with Class A to elect the remainder of the Board of Directors after Class B.

CLASS B:	500,000,000 shares authorized having a par value of $0.0001 The holder of each share is entitled to one vote per share, with Class B entitled to elect a majority of the Board of Directors. Each share shall be convertible at any time into one (1) share of Class A at the option of the holder.

Preferred Stock

1,000,000,000 (One Billion) shares authorized having a par value of $0.0001

Stock Subscriptions

During the interim periods ending September 30, 2018 and 2017, the Company issued 39,613,900 and 28,079,900 Common A shares, respectively for cash. Consideration to the Company was $396,139 and $280,799 or $0.01 per share.

During the interim periods ending September 30, 2018 and 2017, the Company issued 23,800,000 and 37,397,000 Common A shares, respectively for services for $0.01 per share.

During the interim periods ending September 30, 2018 and 2017, the Company returned $5,000 and $220, respectively in capital to a stockholder.

The Board of Directors has the authority to divide any or all of the preferred stock into series and to fix and determine the relative rights and preferences of the shares of each series. There were no shares of Preferred Stock issued as of September 30, 2018 and 2017.

F-13

Advance Green Energy, Inc.

Notes to Financial Statements (Unaudited) Continued

7.	INTANGIBLE ASSETS

In September 2016, the Company entered into a Development and Commercialization Agreement with a third-party for the exclusive world-wide rights and licenses to develop, market, distribute, sell, and commercialize the FUTT TM products. The Company issued 4,000,000 shares of common stock for compensation and recorded $40,000 in intangible assets. The agreement is effective from the Company inception date of September 20, 2016 until 10 years after the first commercial sale of the product by the Company to a customer. The agreement allows for 5 renewal terms. The Company will amortize the cost of the marketing rights for 10 years when their first sale occurs. No amortization expense has been recorded.

Management assessed the recoverability of the carrying value of the intangible asset and believes that the intangible asset is impaired. As a result, the Company recorded a loss at the end of 2017 and removed the asset as of September 30, 2018.

8.	COMMITMENTS AND CONTINGENCIES

From time to time the Company may be a party to litigation matters involving claims against the Company. Management believes there are no known or potential matters that would have a material effect on the Company's financial position or results of operations.

The Company's operations are subject to significant risks and uncertainties including financial, operational, and regulating risks, including the potential risks of business failure.

The company paid rent expense in the amount of $7,234 for the period ending September 30, 2017. The Company's lease with a third party ended During September 2017. Due to the purchase of an office building, there are no future lease payments.

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Advance Green Energy, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Advance Green Energy, Inc. as of December 31, 2017 and 2016, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2017 and the period from September 20, 2016 (Date of Inception) through December 31, 2016 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016 and the results of its operations and its cash flows for the year ended December 2017 and the period from September 20, 2016 (Date of Inception) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a net loss and cash used from operations of approximately $779,000 and $313,000, respectfully for the year ended of December 31, 2017 and a working capital deficit of approximately $162,000 at December 31, 2017. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits include performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Assurance Dimensions

Certified Public Accountants

We have served as the Company’s auditor since 2017.

Coconut Creek, Florida

June 15, 2018

F-15

Advance Green Energy, Inc.

Balance Sheets

As of December 31, 2017 and 2016

	2017	2016
Assets

Current Assets:
Cash and cash equivalents	$6,946	$28,528
Prepaid Rent	–	2,129
Total Current Assets	6,946	30,657

Property and equipment, net of accumulated depreciation	287,661	3,676
Marketing Rights	–	40,000

Total Assets	$294,607	$74,333

Liabilities and Shareholders' Deficit

Liabilities
Current Liabilities:
Accrued payroll	$32,191	$13,323
Accrued interest	11,042	2,467
Notes payable, current	126,083	113,900
Total Current Liabilities	169,316	129,690
Long Term Note Payable	261,106	–

Total Liabilities	430,422	129,690

Commitments and Contingencies (Note 8)

Shareholders' Deficit
Common stock, class A - $0.0001 par value 19,500,000,000 authorized shares; 976,697,000 and 1,007,600,000 issued and outstanding	97,670	100,760
Common stock, class B - $0.0001 par value 500,000,000 authorized shares; 350,000,000 issued and outstanding	35,000	35,000
Additional paid in capital	766,881	75,240
Accumulated Deficit	(1,035,366)	(266,357)

Total Shareholders' Deficit	(135,815)	(55,357)

Total Liabilities and Shareholders' Deficit	$294,607	$74,333

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

F-16

Advance Green Energy, Inc.

Statements of Operations

For the Year Ending December 31, 2017 and the Period from

September 20, 2016 (Date of Inception) through December 31, 2016

	2017	2016
Revenues	$–	$–
Operating Expenses:
Compensation	181,038	52,896
Advertising and marketing	58,538	1,059
Consulting and management fees	330,422	142,100
Professional fees	6,500	16,900
Depreciation expense	2,909	168
Rent	9,364	4,260
Loss on impairment of long-lived asset	40,000	–
General and administrative	127,762	46,509
Total operating expenses	756,533	263,892

Net loss from operations	(756,533)	(263,892)

Other income/(expense)
Interest expense	(22,483)	(2,467)
Interest income	7	2
Net loss before provision for income taxes	(779,009)	(266,357)

Provision for income taxes	–	–

Net Loss	$(779,009)	$(266,357)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

F-17

Advance Green Energy, Inc.

Statements of Stockholders' Deficit

For the Year Ending December 31, 2017 and the Period from

September 20, 2016 (Date of Inception) through December 31, 2016

	Common Stock Class A	Common Stock Class B	Common Stock	Additional Paid in	Accumulated	Total Stockholders' Equity
	Shares	Shares	$.0001 Par	Capital	Deficit	(deficit)
Balance on September 20, 2016	–	–	$–	$–	$–	$–
Issuance of common stock
For cash	2,500,000	–	250	24,750	–	25,000
For services	1,001,100,000	350,000,000	135,110	10,890	–	146,000
For intangible asset	4,000,000	–	400	39,600	–	40,000
Net Loss	–	–	–	–	(266,357)	(266,357)

Balance on December 31, 2016	1,007,600,000	350,000,000	135,760	75,240	(266,357)	(55,357)
Issuance of common stock
For cash	29,680,000	–	2,968	293,632	–	296,600
For services	39,417,000	–	3,942	390,030	–	393,972
Retirement of common stock	(100,000,000)	–	(10,000)	–	10,000	–
Capital contribution	–	–	–	7,979	–	7,979
Net Loss	–	–	–	–	(779,009)	(779,009)

Balance on December 31, 2017	976,697,000	350,000,000	$132,670	$766,881	$(1,035,366)	$(135,815)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

F-18

Advance Green Energy, Inc.

Statements of Cash Flows

For the Year Ending December 31, 2017 and the Period from

September 20, 2016 (Date of Inception) through December 31, 2016

	2017	2016
Cash flows from operating activities:
Net Loss	$(779,009)	$(266,357)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	2,909	168
Common stock issued for services	393,972	146,000
Impairment of long-lived asset	40,000	–
Changes in operating assets and liabilities:
Increase in accrued expenses	27,443	15,790
(Increase) decrease in prepaid rent	2,129	(2,129)
Net cash used in operating activities	(312,556)	(106,528)

Cash flows from investing activities:
Purchase of fixed assets	(286,894)	(3,844)
Net Cash used in investing activities	(286,894)	(3,844)

Cash flows from financing activities:
Borrowings from note payable	273,289	113,900
Common Stock issued for cash	296,600	25,000
Capital contribution	7,979	–
Net cash provided by financing activities	577,868	138,900

Net increase (decrease) in cash	(21,582)	28,528

Cash, beginning of period	28,528	–

Cash, end of period	$6,946	$28,528

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash interest payments	$–	$–

Non-Cash Investing Activity:
Common stock issued for intangible asset	$–	$40,000
Common stock issued for fixed assets	$10,000	$–

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

F-19

Advance Green Energy, Inc.

Notes to Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Advance Green Energy (the Company) is an alternative-energy technology company incorporated on September 20, 2016 in the state of Florida that owns exclusive rights to market and sell three unique fossil fuel additives known as FUTTTM products. These products lessen fuel usage and allow for a cheaper grade of fuel while achieving a cleaner burning of the fuel. The Company plans to provide packaged modular power systems, with advice and guidance to build power plants up to 100 megawatts to commercial, industrial, government and utility customers worldwide.

Basis of Presentation

The Company presents its financial statements in accordance with U.S. generally accepted accounting principles (GAAP) under the accrual basis of accounting.

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Our most significant estimates are for stock-based compensation, assessment of impairment of our intangible asset, and valuation of our deferred tax valuation allowance. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets, which range from 5 to 39 years. Expenditures for repairs and maintenance are charged to expense as incurred. The Company has a capitalization policy of $500. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

F-20

Advance Green Energy, Inc.

Notes to Financial Statements (Continued)

Advertising Costs

Advertising costs are expensed as incurred. The Company recorded advertising costs for the years ending December 31, 2017 and the period from September 20, 2016 (date of inception) through December 31, 2016 in the amounts of $58,538 and $1,059, respectively.

Fair Value of Financial Instruments

The Company’s balance sheets include the following financial instruments: cash, accrued expenses and notes payable. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the notes payable approximates fair value based on the borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

FASB Accounting Standards Codification (ASC) topic 820 “Fair Value Measurements and Disclosures”, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

LEVEL 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

LEVEL 2 - Include other inputs that are directly or indirectly observable in the marketplace.

LEVEL 3 - Unobservable inputs which are supported by little or no market activity.

As of December 31, 2017 and 2016, there were no financial instruments that required fair value measurement.

Impairment of Long-Lived Assets

Long-Lived Assets of the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to guidance established in ASC 360-10-35-15, “Impairment or Disposal of Long-Lived Assets”. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. For further discussion see Note 7 Intangible Assets.

F-21

Advance Green Energy, Inc.

Notes to Financial Statements (Continued)

Intangible Assets

The Company will amortize the below identifiable intangible asset over its useful life on a straight-line basis.

Marketing Rights                    10 years

Income Taxes

The Company accounts for income taxes pursuant to the provisions of ASC 740-10, “Accounting for Income Taxes”, which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provisions of the ASC 740-10 related to, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740- 10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25 Definition of Settlement, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. As of December 31, 2017, tax years ended December 31, 2016 are still potentially subject to audit by the taxing authorities.

The Tax Cuts and Jobs Act of 2017 changed the top corporate tax rate from 35% to one rate of 21%. This rate will be effective for corporations whose tax year begins after January 1, 2018 and it is a permanent change. Under ASC 740, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The resulting amendments to Internal Revenue code Section 172 disallow the carryback of net operating losses but allow for the indefinite carryforward of those net operating losses. Pursuant to Section 172 (e) (2) of the statute, the amended carryback and carryover rules apply to any net operating loss ensuing in a taxable year ending after December 31, 2017. In addition to the carryover and carryback changes, the Act also introduces a limitation on the amount of net operating losses that a corporation may deduct in a single tax year under section 172 (a) equal to the lesser of the available net operating loss carryover or 80 percent of a taxpayer’s pre-NOL deduction taxable income (the “80-percent limitation”). This limitation applies only to losses arising in tax years that begin after December 31, 2017 based upon section 172 (e) (1) of the amended statute. For net operating losses generated in tax years ending before January 1, 2018, historical rules are applicable.

F-22

Advance Green Energy, Inc.

Notes to Financial Statements (Continued)

2.	GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company had a net loss of $779,009 and $266,357 and net cash used in operating activities of $312,556 and $106,528 for the year ended December 31, 2017 and the period from September 20, 2016 (date of inception) through December 31, 2016, respectively. The Company has a working capital deficit of $162,370 and $99,033 and an accumulated deficit of $1,035,366 and $266,357 at December 31, 2017 and 2016, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months from the issuance date of this report.

The Company has a minimum cash balance available for payment of ongoing operating expense, has incurred losses from operations since inception, and it does not have a source of revenue sufficient to cover its operating costs. Its continued existence is dependent upon its ability to execute its operating plan and to obtain additional debt or equity financing. There can be no assurance the necessary debt or equity financing will be available, or will be available on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.	RECENTLY ISSUED PRONOUNCEMENTS

We have reviewed all FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In September 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2017-13 (ASU 2017-13) which addresses “Revenue Recognition” (Topic 605), Revenue from Contracts with Customers” (Topic 605), and Leases (Topics 840 and 842), ASU 2017-13 requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. As currently issued and amended, ASU 2017-13 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, though early adoption is permitted for annual reporting periods beginning after December 15, 2016. We have evaluated the impact of the adoption of ASU 2017-13 on our financial statements and determined that upon generating revenue, the Company will implement accounting system changes and provide the additional disclosure requirements related to the adoption.

In March 2016, the FASB issued ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. The amendments are effective for public companies for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. Management believes that this ASU will not have a significant impact on its financial statements.

F-23

Advance Green Energy, Inc.

Notes to Financial Statements (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes ASC 840, Leases. This ASU is based on the principle that entities should recognize assets and liabilities arising from leases. The ASU does not significantly change the lessee’s recognition, measurement and presentation of expenses and cash flows from the previous accounting standard. Leases are classified as finance or operating. The ASU’s primary change is the requirement for entities to recognize a lease liability for payments and a right of use asset representing the right to use the leased asset during the term on operating lease arrangements. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting under the ASC is largely unchanged from the previous accounting standard. In addition, the ASU expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes a number of practical expedients. The effective date will be the first quarter of fiscal year 2020 with early adoption permitted. Management believes that this ASU will not have a significant effect on its financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This guidance is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This guidance can be adopted either retrospectively to each prior reporting period presented, or retrospectively with a cumulative-effect adjustment recognized as of the date of adoption. The original effective date of this guidance for public entities was for annual reporting periods beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606), to defer the effective date of this guidance by one year, to the annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. A reporting entity may choose to early adopt the guidance as of the original effective date.

4.	PROPERTY AND EQUIPMENT

	12/31/17	12/31/16
Land	$57,000	$–
Building	228,000	–
Equipment	5,738	3,844
Less: Accumulated depreciation	(3,077)	(168)
Net Property and equipment	$287,661	$3,676

Depreciation expense was $2,909 and $168 for the year ended December 31, 2017 and the period from September 20, 2016 (date of inception) through December 31, 2016, respectively.

F-24

Advance Green Energy, Inc.

Notes to Financial Statements (Continued)

5.	DEBT

The following is a summary of notes payable:

$ 113,900	Notes Payable at December 31, 2016
Unsecured convertible promissory note deemed as a demand loan held by an individual at 12%, distributed in installments from September 20, 2016 (date of inception) to December 31, 2016. Holder of the note may demand repayment of all amounts loaned to the Company through the date of its repayment request, plus interest, at any time upon thirty (30) days written notice to the Company after 1 year (maturity date) or 90 days (early maturity date) from the effective date according to specific terms of the note. At any time after twelve (12) months from the Effective Date, the Holder, at his sole option, shall have the right to convert the outstanding principal amount of this Note, or any portion of the principal amount hereof, and any accrued interest, in whole or in part, into shares of the common stock of the Company or any of its subsidiaries (a “Conversion”). The conversion price shall be the lesser of (i) $0.01 per share, or (ii) at an eighty percent (80%) discount to the average of the five (5) lowest bid prices during the thirty (30) trading days prior to the date of the Conversion Notice. There is no prepayment penalty to the Company. No payments have been made as of December 31, 2017.

273,289	Note payable to an individual, collateralized by the Company’s building and land at 7% interest amortized over 25 years. Monthly installments are $1,873 for 1 year from the date of inception with a payment due August 2018 of $10,000, thereby adjusting the monthly installments to $ 1,802 for the next 42 months after which a final balloon payment of $229,885 is due.

$ 387,189	Notes payable at December 31, 2017

As of the date these financial statements are issued, the Company is in default of the Note Payable in the amount of $113,900, as the holder exercised the 90-day repayment of all installments, whereupon the rate of interest increased to 18% per annum. Upon successful completion of its Reg “A” filing the company intends to satisfy the outstanding principal and accrued interest in full.

Principal payments on note payables are due as follows:

2018	$126,083
2019	4,154
2020	4,455
2021	4,777
2022	5,122
Thereafter	242,598
$387,189

Accrued interest as of December 31, 2017 and 2016 is $11,042 and $2,467, respectively.

F-25

Advance Green Energy, Inc.

Notes to Financial Statements (Continued)

6.	STOCKHOLDERS’ EQUITY

The Company has been granted a first raise of capital under Rule 506(b), which allows securities to be offered and sold to accredited investors and up to 35 non-accredited investors. The Company filed to raise up to $1,000,000 with the SEC for this offering.

Common Stock

CLASS A:	19,500,000,000 shares authorized having a par value of $0.0001 The holder of each share is entitled to one vote per share, with Class A to elect the remainder of the Board of Directors after Class B.

CLASS B:	500,000,000 shares authorized having a par value of $0.0001
The holder of each share is entitled to one vote per share, with Class B entitled to elect a majority of the Board of Directors. Each share shall be convertible at any time into one (1) share of Class A at the option of the holder.

Preferred Stock

1,000,000,000 (One Billion) shares authorized having a par value of $0.0001

Stock Compensation

In 2017, during the year, the Company issued 39,397,000 Common A shares to various vendors pursuant to an agreement for services. The shares were valued at $0.01 per share, the closing market price on the date of issuance, or $393,970

In 2016, during the year, the Company issued 4,000,000 Common A shares to various vendors pursuant to an agreement for services. The shares were valued at $0.01 per share, the closing market price on the date of issuance, or $40,000

On September 1, 2016, the Company’s Board of Directors authorized the issuance of 700,000,000 shares of Common A Stock to the President and Chairman of the board as compensation. The shares were valued at $0.0001, the quoted market price on the date of issuance or $ 70,000.

On September 1, 2016, the Company’s Board of Directors authorized the issuance of 350,000,000 shares of Common B Stock to the President and Chairman of the board as compensation. The shares were valued at $0.0001, the quoted market price on the date of issuance or $ 35,000.

On September 1, 2016, the Company’s Board of Directors authorized the issuance of 100,000,000 shares of Common A Stock to the Vice President of International Sales as compensation. The shares were valued at $0.0001, the quoted market price on the date of issuance or $ 10,000.

On September 1, 2016, the Company’s Board of Directors authorized the issuance of 100,000 shares of Common A Stock to the Executive Assistant to the President as compensation. The shares were valued at $0.01, the quoted market price on the date of issuance or $ 1,000.

On September 1, 2016, the, Company’s Board of Directors authorized the issuance of 1,000,000 shares of Common A Stock to the Office Manager as compensation. The shares were valued at $0.01, the quoted market price on the date of issuance or $ 10,000.

On September 1, 2016, the Company’s Board of Directors authorized the issuance of 100,000,000 shares of Common A Stock to the Business Affairs Consultant as compensation. The shares were valued at $0.0001, the quoted market price on the date of issuance or $ 10,000.

F-26

Advance Green Energy, Inc.

Notes to Financial Statements (Continued)

On September 1, 2016, the Company’s Board of Directors authorized the issuance of 100,000,000 shares of Common A Stock to the Securities Attorney as compensation. The shares were valued at $0.0001, the quoted market price on the date of issuance or $ 10,000.

Stock Subscriptions

In 2017, during the year, the Company issued 32,180,000 Common A shares for cash. Consideration to the Company was $ 321,800 or $0.01 per share.

During the year ending December 31, 2017, 100,000,000 shares were forfeited when Shahid Igbal resigned as Vice President of International Sales and Marketing. As a result of the terms, Mr. Igbal returned the shares, which upon receipt the company retired the shares. In addition, a capital contribution, in the form of cash, was made to the Company by a shareholder in the amount of $7,979 as cash deposits.

7.	INTANGIBLE ASSETS

In September 2016, the Company entered into a Development and Commercialization Agreement with a third-party for the exclusive world-wide rights and license to develop, market, distribute, sell, and commercialize the FUTT TM products. The Company issued 4,000,000 shares of common stock for compensation and recorded $40,000 in intangible assets. The agreement is effective from the Company inception date of September 20, 2016 until 10 years after the first commercial sale of the product by the Company to a customer. The agreement allows for 5 renewal terms. The Company will amortize the cost of the marketing rights for 10 years when their first sale occurs. As of December 31, 2017 and the period of September 20, 2016 (Date of Inception) no amortization expense has been recorded.

Management assessed the recoverability of the carrying value of the intangible asset and believes that the intangible asset is impaired as of December 31, 2017. As a result, the Company recorded a loss on impairment of intangible asset of $40,000 and $0 for the year ended December 31, 2017, and the period of September 20, 2016 (Date of Inception) through December 31, 2016.

8.	COMMITMENTS AND CONTINGENCIES

From time to time the Company may be a party to litigation matters involving claims against the Company. Management believes there are no known or potential matters that would have a material effect on the Company’s financial position or results of operations.

The Company’s operations are subject to significant risks and uncertainties including financial, operational, and regulating risks, including the potential risks of business failure.

F-27

Advance Green Energy, Inc.

Notes to Financial Statements (Continued)

The company paid rent expense in the amount of $ 9,364 and $4,260 for the year ended December 31, 2017 and the period from September 20, 2016 (Date of inception) through December 31, 2016. The Company’s lease with a third-party ended during September 2017. Due to the purchase of an office building in late 2017, there are no future lease payments.

9.	INCOME TAX DISCLOSURE AND CALCULATIONS OF VALUATION ALLOWANCE

The Company accounts for income taxes under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 740, Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Tax Cuts and Jobs Act of 2017 changed the top corporate tax rate from 35% to one rate of 21%. This rate will be effective for corporations whose tax year begins after January 1, 2018, and it is a permanent change. Under ASC 740, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The resulting amendments to IRC Section 172 disallow the carryback of net operating losses but allow for the indefinite carryforward of those net operating losses. Pursuant to Section 172(e)(2) of the statute, the amended carryback and carryover rules apply to any net operating loss arising in a taxable year ending after December 31, 2017. In addition to the carryover and carryback changes, the Act also introduces a limitation on the amount of net operating losses that a corporation may deduct in a single tax year under section 172(a) equal to the lesser of the available net operating loss carryover or 80 percent of a taxpayer’s pre-NOL deduction taxable income (the “80-percent limitation”). This limitation applies only to losses arriving in tax years that begin after December 31, 2017 based upon section 172(e) (1) of the amended statute.

The new tax bill reduced the federal income tax rate for corporations from 35% to 21% net operating loss carry-forward deferred tax asset by approximately $2.66 million.

	December 31,
	2017	2016
Income tax provision (benefit) at statutory rate of 35%	$(279,653)	$(92,689)
Nondeductible items	3,537	982
Subtotal	(276,116)	(91,707)
Change in valuation allowance	276,116	91,707
Income Tax Expense	$–	$–

Net deferred tax assets and liabilities were comprised of the following:
Net Operating Losses	$1,002,021	$265,682
Valuation allowance	(1,002,021)	(265,682)
Deferred tax asset, net	$–	$–

As of December 31, 2017, the Company has estimated tax net operating loss carryforwards of approximately $368,000, which can be utilized or expire through tax year 2037.

Utilization of these losses may be limited in accordance with IRC Section 382 in the event of certain ownership shifts.

10.	EVALUATION OF SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 15, 2018, which is the date the financial statements were available to be issued.

F-28

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description

2.1	Amended and Restated Articles of Incorporation of Advance Green Energy, Inc. (Incorporated by reference to the Registrants’s Form 1-A, EX-2.1 filed July 11, 2018)
2.2	Bylaws of Advance Green Energy, Inc. (Incorporated by reference to the Registrants’s Form 1-A, EX-2.2 filed July 11, 2018)
3.1	Specimen Stock Certificate (Incorporated by reference to the Registrant’s Form 1-A Amendment, Ex.3.1 filed October 24, 2018)
4.1	Subscription Agreement (Incorporated by reference to the Registrant’s Form 1-A Amendment, EX-4.1 filed January 14, 2019)
6.1	Employment Agreement of Peter M. Barbee (Incorporated by reference to the Registrants’s Form 1-A, EX-6.1 filed July 11, 2018)
6.2	Indemnification Agreement between Advance Green Energy, Inc. and Peter M. Barbee (Incorporated by reference to the Registrants’s Form 1-A, EX-6.2 filed July 11, 2018)
6.3	Employment Agreement of Bradley Dye (Incorporated by reference to the Registrant’s Form 1-A Amendment, Ex. 6.3 filed October 24, 2018)
6.4	Indemnification Agreement of Bradley Dye (Incorporated by reference to the Registrants’s Form 1-A, EX-6.3 filed July 11, 2018)
6.5	Incentive Stock Option Plan (Incorporated by reference to the Registrants’s Form 1-A, EX-6.4 filed July 11, 2018)
6.6	Management Stock Bonus Plan (Incorporated by reference to the Registrants’s Form 1-A, EX-6.5 filed July 11, 2018)
6.7	Global Holding Companies USA, Inc. Memorandum of Understanding - Bangladesh (Incorporated by reference to the Registrants’s Form 1-A, EX-6.6 filed July 11, 2018)
6.8	Global Holding Companies USA, Inc. Memorandum of Understanding - South Africa (Incorporated by reference to the Registrants’s Form 1-A, EX-6.7 filed July 11, 2018)
6.9	Global Holding Companies USA, Inc. Memorandum of Understanding - Thailand (Incorporated by reference to the Registrants’s Form 1-A, EX-6.8 filed July 11, 2018)
6.10	Memorandum of Understanding with The BlackMINE Group, LLC (Incorporated by reference to the Registrant’s Form 1-A Amendment, Ex. 6.10 filed October 24, 2018)
6.11	Memorandum of Understanding with 4D Recovery, LLC (Incorporated by reference to the Registrant’s Form 1-A Amendment, Ex. 6.11 filed October 24, 2018)
6.12	License agreement with Lufretrega Mexico SA (Incorporated by reference to the Registrant’s Form 1-A Amendment, EX. 6.12 filed February 14, 2019)
6.13	Battelle Test Results (Incorporated by reference to the Registrant’s Form 1-A Amendment, Ex. 6.13 filed October 24, 2018)
6.14	Western Kentucky University Test Results (Incorporated by reference to the Registrant’s Form 1-A Amendment, Ex. 6.14 filed October 24, 2018)
6.15	Agreement with Combustion Technology (Incorporated by reference to the Registrant’s Form 1-A Amendment, Ex. 6.15 filed October 24, 2018)
6.16	Employment Agreement with David Bosko (Incorporated by reference to the Registrant’s Form 1-A Amendment, Ex. 6.16 filed October 24, 2018)
6.17	Indemnification Agreement with David Bosko (Incorporated by reference to the Registrant’s Form 1-A Amendment, Ex. 6.17 filed October 24, 2018)
11.1*	Consent of Assurance Dimensions
11.2*	Consent of John E. Lux, Esq. (contained in Exhibit 12.1)
12.1*	Opinion of John E. Lux, Esq.

_________________________

*	Filed herewith

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inverness, State of Florida, on March 21, 2019.

(Exact name of issuer as specified in its charter):

Advance Green Energy, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By (Signature and Title):	/s/ Peter M. Barbee
Peter M. Barbee, Chief Executive Officer (Principal Executive Officer)

Date: March 21, 2019

/s/ Peter M. Barbee	Peter M. Barbee, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).

Date: March 21, 2019

SIGNATURES OF DIRECTORS:

/s/ Peter M.Barbee	March 21, 2019
Peter M.Barbee, Director	Date

/s/ Bradley Dye	March 21, 2019
Bradley Dye, Director	Date

/s/ David Bosko	March 21, 2019
David Bosko, Director	Date

III-2